EXHIBIT 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

CALPINE CONSTRUCTION FINANCE COMPANY, L.P.,

as Borrower

and

THE LENDERS PARTY HERETO,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Collateral Agent

and

SUMITOMO MITSUI BANKING CORPORATION
and
ING CAPITAL LLC,

as Co-Managers
Dated as of December 15, 2017

CREDIT SUISSE SECURITIES (USA) LLC	MORGAN STANLEY SENIOR FUNDING, INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED	DEUTSCHE BANK SECURITIES INC.

CITIGROUP GLOBAL MARKETS INC.	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BARCLAYS BANK PLC	GOLDMAN SACHS LENDING PARTNERS LLC

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	ROYAL BANK OF CANADA

BNP PARIBAS SECURITIES CORP.	UBS SECURITIES LLC

NATIXIS SECURITIES AMERICAS LLC

As Joint Lead Arrangers and Joint Bookrunners

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3.2.	Power; Authorizations; Enforceable Obligations	54
3.3.	No Legal Bar	55
3.4.	Accuracy of Information	55
3.5.	No Material Adverse Effect	55
3.6.	Subsidiaries	55
3.7.	Title to Assets; Liens	55
3.8.	Intellectual Property	55
3.9.	Use of Proceeds	55
3.10.	Litigation	55
3.11.	Federal Reserve Regulations	56
3.12.	Solvency	56
3.13.	Taxes	56
3.14.	ERISA	56
3.15.	Environmental Matters; Hazardous Material	56
3.16.	Investment Company Act; Other Regulations	57
3.17.	Labor Matters	57
3.18.	Security Documents	57
3.19.	Energy Regulation	57
3.20.	Sanctions and Anti-Corruption Laws	57

SECTION 4
Conditions Precedent

4.1.	Conditions to the Effective Date	58
4.2.	Conditions to Each Borrowing of Term Loans	59

SECTION 5
Affirmative Covenants

5.1.	Financial Statements, Etc	59
5.2.	Compliance Certificate	60
5.3.	Maintenance of Existence	60
5.4.	Maintenance of Insurance	60
5.5.	RESERVED	60
5.6.	RESERVED	60
5.7.	RESERVED	60
5.8.	Additional Guarantees	61
5.9.	After-Acquired Collateral	61
5.10.	Post-Closing Matters	63

SECTION 6
Negative Covenants

6.1.	Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock	65
6.2.	Limitation on Liens	68
6.3.	Merger, Consolidation, or Sale of Assets	68

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6.4.	Limitation on Sale and Leaseback Transactions	69
6.5.	Business Activities	69
6.6.	Designation of Restricted and Unrestricted Subsidiaries	70
6.7.	Transactions with Affiliates	70
6.8.	Asset Sales	72
6.9.	Limitation on Restricted Payments	73
6.10.	Changes in Covenants When Term Loans Rated Investment Grade	77

SECTION 7
Events of Default

7.1.	Events of Default	77

SECTION 8
The Agents

8.1.	Appointment	79
8.2.	Delegation of Duties	80
8.3.	Exculpatory Provisions	80
8.4.	Reliance by the Administrative Agent	80
8.5.	Notice of Default	81
8.6.	Non-Reliance on Arrangers, Agents and Other Lenders	81
8.7.	Indemnification	81
8.8.	Agent in Its Individual Capacity	82
8.9.	Successor Administrative Agent	82
8.10.	RESERVED	82
8.11.	Collateral Security	82
8.12.	Enforcement by the Administrative Agent and Collateral Agent	82
8.13.	Withholding Tax	82
8.14.	Intercreditor Agreements	83

SECTION 9
Miscellaneous

9.1.	Amendments and Waivers	83
9.2.	Notices	85
9.3.	No Waiver; Cumulative Remedies	86
9.4.	Survival of Representations and Warranties	86
9.5.	Payment of Expenses and Taxes	87
9.6.	Successors and Assigns; Participations	88
9.7.	Adjustments; Setoff	92
9.8.	Counterparts	92
9.9.	Severability	92
9.10.	Integration	93
9.11.	GOVERNING LAW	93
9.12.	Submission To Jurisdiction; Waivers	93

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9.13.	Acknowledgements	93
9.14.	Releases of Guarantees and Liens	94
9.15.	Confidentiality	94
9.16.	WAIVERS OF JURY TRIAL	96
9.17.	U.S.A. Patriot Act	96
9.18.	No Fiduciary Duty	96
9.19.	Certain ERISA Matters	96
9.20.	Acknowledgement and Consent to Bain-In of EEA Financial Institutions	98

SCHEDULES

Schedule 1.1A	- Term Commitment Amounts
Schedule 1.1B	- Mortgage Properties
Schedule 3.6	- Subsidiaries
Schedule 4.2	- Effective Date Loan Documents

EXHIBITS

Exhibit A-1	- Form of Effective Date Certificate for the Borrower
Exhibit A-2	- Form of Effective Date Certificate for the Guarantors
Exhibit B	- Form of Notice of Borrowing
Exhibit C	- Form of Assignment and Acceptance
Exhibit D	- RESERVED
Exhibit E-1	- Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	- Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	- Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	- Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F	- Form of Notice of Continuation/Conversion
Exhibit G	- RESERVED
Exhibit H	- Form of Prepayment Notice
Exhibit I	- Reverse Dutch Auction Procedures
Exhibit J	- Form of Incremental Borrowing Request

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THIS CREDIT AGREEMENT, dated as of December 15, 2017, among CALPINE CONSTRUCTION FINANCE COMPANY, L.P., a Delaware limited partnership (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), SUMITOMO MITSUI BANKING CORPORATION and ING CAPITAL LLC (collectively, the “Co-Managers”) and each of the financial institutions from time to time party hereto (collectively, the “Lenders”).
W I T N E S S E T H:
WHEREAS, the Borrower has outstanding obligations under the 2013 Credit Agreement (as defined below); and
WHEREAS, the Borrower intends to repay all outstanding obligations under the 2013 Credit Agreement and to pay fees and expenses related thereto (including, without limitation, any breakage fees) and any swap breakage costs (if any) resulting therefrom with the extensions of credit and commitments under this Agreement on the Effective Date;
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1
Definitions

1.1    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2013 Credit Agreement”: that certain Credit Agreement, dated as of May 3, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, Goldman Sachs Lending Partners LLC, as collateral agent and administrative agent, and the lenders party thereto.
“2017 Notes”: the 5.250% Senior Secured Notes due 2026 issued by Calpine Corporation.
“Administrative Agent”: the meaning set forth in the preamble to this Agreement.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that a Person will be deemed to be an Affiliate if the Borrower has knowledge that such Person beneficially owns 10% or more of the Voting Stock of the Borrower. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agents”: the meaning set forth in the preamble to this Agreement.
“Agreement”: this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“ALTA”: American Land Title Association.

“Anti-Corruption Laws”: means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: a percentage per annum equal to, in the case of Term Loans maintained as (i) Base Rate Loans, 1.50% and (ii) Eurodollar Loans, 2.50%.
“Approved Electronic Communication”: any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 9.2(b).
“Approved Fund”: as defined in Section 9.6(b)(ii).
“Arranger”: each of the Joint Lead Arrangers and Co-Managers.
“Asset Sale”:
(1)    the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 2.14 and/or Section 6.3 and not Section 6.8; and
(2)    the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value (calculated at the time of the relevant transaction) of less than the greater of (x) $40.0 million and (y) 2.0% of Total Assets;
(2)    a transfer of assets between or among the Borrower and any of its Restricted Subsidiaries;
(3)    an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or any of its Restricted Subsidiaries;
(4)    the sale or lease of products, services, accounts receivable or other assets (including power, capacity, fuel or emission credits or other environmental attributes) in the ordinary course of business (it being understood that a disposition of a quantity of power, capacity, fuel or emission credits, environmental attributes or other products, services or accounts receivable that is material to the Borrower and its Restricted Subsidiaries, as the case may be, shall not alone cause such disposition not to be in the ordinary course of business) and any sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful or desirable in the Borrower or any of its Restricted Subsidiaries’ business;
(5)    the sale or other disposition of cash or Cash Equivalents;

(6)    a Restricted Payment that either (x) does not violate Section 6.9 or (y) constitutes a Permitted Investment;
(7)    a disposition resulting from any condemnation or other taking, or temporary or permanent requisition, of any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case, as the result of the exercise of any right of condemnation or eminent domain, including any sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, any of the foregoing events; provided that if such disposition involves assets having a Fair Market Value in excess of $40.0 million, any cash proceeds received in connection therewith are treated as Net Proceeds of an Asset Sale;
(8)    any exchange of like property for use in a Permitted Business;
(9)    the creation of a Permitted Lien and dispositions in connection with Permitted Liens;
(10)    a disposition of assets (other than any assets securing Parity Secured Debt) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action;
(11)    any disposition of products, services or accounts receivable (including power, capacity, fuel or emission credits) or other obligation pursuant to the Power Purchase and Sale Agreement with South Texas Electric Cooperative, Inc., dated May 22, 1998, as in effect on the Effective Date;
(12)    [Reserved];
(13)    [Reserved];
(14)    any disposition of the rights to the Purchase Option for the pipeline system more fully described in the Agreement to Construct, Lease, and Operate Natural Gas Pipeline Facilities between Tejas Gas Pipeline, L.P. and Jack A. Fusco Energy Center, LLC (f/k/a Brazos Valley Energy LLC), successor in interest to Brazos Valley Energy LP, dated June 26, 2001;
(15)    [Reserved];
(16)    any disposition of up to 49.9% of (x) the Equity Interests of the Subsidiary that owns exclusively the Bosque Facility (as well as other assets with an aggregate value less than the greater of (x) $40.0 million and (y) 2.0% of Total Assets) and any assets or contracts related thereto or (y) an interest in the Bosque Facility and any assets or contracts related thereto;
(17)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(18)    the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole);

(19)    the trading, exchange, swap or other sharing of parts and components, among the Borrower and its Affiliates, in the ordinary course of business and consistent with past or current best practices of the relevant Persons, including for purposes of spare or replacement parts or emergency repairs; and
(20)    any sale or disposition of the Equity Interests of any Unrestricted Subsidiary.
“Asset Sale Offer”: the meaning set forth in Section 6.8(d).
“Assignee”: as defined in Section 9.6(b)(i).
“Assignment and Acceptance”: in the case of assignments of Term Loans, an assignment and acceptance entered into by a Lender and an Assignee and accepted by the Administrative Agent to the extent required pursuant to Section 9.6, substantially in the form of Exhibit C hereto.
“Attributable Debt”: in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Auction”: the meaning set forth in Section 2.28.
“Auction Manager”: the meaning set forth in Section 2.28.
“Auction Notice”: the meaning set forth in Exhibit I.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code”: The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq.
“Bankruptcy Law”: The Bankruptcy Code or any similar federal or state law for the relief of debtors.
“Base Rate”: for any day, the highest of (a) the Federal Funds Effective Rate plus ½ of 1% per annum, (b) the Prime Rate or (c) the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis and, for the avoidance of doubt,the Eurodollar Rate for any day shall be based on the rate determined on such day at 11:00 a.m. (London Time)) on such date, plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Published LIOB Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Published LIBO Rate, respectively.

“Base Rate Loans”: Term Loans the rate of interest applicable to which is based upon the Base Rate.
“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Benefited Lender”: the meaning set forth in Section 9.7(a).
“Board of Directors”:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the board of directors of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members or board of directors thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Board of Governors”: the Board of Governors of the Federal Reserve System of the United States or any Governmental Authority which succeeds to the powers and functions thereof.
“Borrower”: the meaning set forth in the preamble to this Agreement.
“Borrowing”: the making of Term Loans by the Lenders on a Borrowing Date.
“Borrowing Date”: the Business Day specified in a notice pursuant to Section 2.2 as a date on which the Borrower requests the Term Loans or Incremental Term Loans hereunder.
“Bosque Facility”: the approximately 762 MW nameplate capacity natural gas-fired combined cycle electric generating facility located on a 280 acre site in Bosque County, Texas. The plant consists of three GE combustion turbines, three Alstom HRSGs, one GE steam turbine, one Alstom steam turbine, together with related water supply agreements, gas and power interconnections and interconnection agreements, equipment, supplies, permits, licenses, contracts and agreements.
“Business Day”: any day other than a Legal Holiday; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Lease Obligation”: at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such capital lease prior to the first date upon which such capital lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock”:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents”:
(1)    United States dollars;
(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
(3)     marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the highest ratings obtainable from either S&P or Moody’s;
(4)    deposit accounts with any Lender or bank that has a long-term debt rating of A+ or better by S&P and A1 or better by Moody’s (an “Approved Bank”);
(5)    time deposits, certificates of deposit, acceptances or prime commercial paper issued by an Approved Bank at the time acquired or issued (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition;
(6)    repurchase obligations for underlying securities of the types described in preceding clauses (2), (3) and (5) entered into with an Approved Bank at the time acquired, issued or entered into (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition;
(7)    commercial paper with a rating of at least A-1 by S&P and at least P-1 by Moody’s and, in each case, maturing within one year after the date of acquisition; and
(8)    money market funds which invest primarily in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Cash Management Obligations”: with respect to a Loan Party, any obligations of such Loan Party in respect of treasury management arrangements, depositary or other cash management services, including in connection with any automated clearing house transfer of funds or any similar transactions.
“Change of Control”: the occurrence of any of the following:
(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Calpine Corporation, any Subsidiary of Calpine Corporation, a Beneficial Owner of 50% or more of the Voting Stock of Calpine Corporation or any Designated Holder;
(2)    the adoption of a plan relating to the liquidation or dissolution of the Borrower other than (A) the consolidation with, merger into or transfer of all or part of the properties and assets of any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower and (B) the merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower or reforming the Borrower in another jurisdiction; or
(3)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares, other than Calpine Corporation, a Subsidiary of Calpine Corporation, a Beneficial Owner of 50% or more of the Voting Stock of Calpine Corporation or a Designated Holder.
“Co-Managers”: as defined in the preamble.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all properties and assets of the Loan Parties now owned or hereafter acquired in which Liens have been granted to the Collateral Agent to secure the Secured Obligations.
“Collateral Agent”: the meaning set forth in the preamble to this Agreement.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Consolidated Cash Flow”: with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)    an amount equal to any extraordinary, unusual or non-recurring loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)    the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(4)    depreciation, depletion, amortization (including amortization of intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(5)    major maintenance expense as reflected in Consolidated Net Income; plus
(6)    charges associated with fees and expenses, including professional fees, incurred in connection with the Term Commitments and Term Loans on any Borrowing Date or the modification of or preparation in connection therewith of Indebtedness of the Borrower to the extent such charges were deducted in computing such Consolidated Net Income, and charges or expenses recognized as a result of repayment of Indebtedness; plus
(7)    the upfront costs of any obligations under Swap Agreements or Cash Management Obligations, to the extent such costs were deducted in computing Consolidated Net Income; plus
(8)    cash received during such period related to mark-to-market activities; less
(9)    cash paid during such period related to mark-to-market activities;
provided, however, that for purposes of this definition, any mark-to-market earnings or losses shall be excluded from the calculation of Consolidated Cash Flow to the extent taken into account in calculating Consolidated Net Income for such period.
“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, operating lease expense of the Borrower and its Restricted Subsidiaries, and dividends paid in cash in respect of any preferred Capital Stock of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under obligations under Swap Agreements or Cash Management Obligations in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP but excluding any dividend paid by a Restricted Subsidiary to the Borrower or any other Restricted Subsidiary), net of interest income during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”: with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)    the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments) paid in cash (or to the extent subsequently converted into cash) to the specified Person or a Restricted Subsidiary of the Person; and
(2)    any non-cash impairment charges incurred subsequent to the Effective Date will be excluded.
“Consolidated Senior Secured Leverage Ratio”: as of any date, the ratio of (i) Total Debt to the extent constituting senior secured Indebtedness of such Person and its Restricted Subsidiaries as of the date of such transaction, after giving effect to all incurrences and repayments of Indebtedness on or about such date, to (ii) Consolidated Cash Flow of such Person for the most recent four consecutive full fiscal quarters for which financial statements are available ending on or prior to such date, with such pro forma and other adjustments as are consistent with the pro forma and other adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (1) the Total Debt as of such date to (2) Consolidated Cash Flow of the Borrower and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available ending on or prior to such date, with such pro forma and other adjustments as are consistent with the pro forma and other adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Credit Facility” or “Credit Facilities”: one or more debt facilities, indentures, credit agreements, note purchase agreements, commercial paper facilities or similar facilities, in each case, with banks or other lenders or holders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or holders or others or to special purpose entities formed to borrow from such lenders or holders or others against such receivables), letters of credit or debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, in each case, in whole or in part from time to time.
“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the expiration of applicable cure or grace periods, or both, has been satisfied.
“Designated Holders”: Energy Capital Partners III, LP (together with its parallel funds and co-invest vehicles), Energy Capital Partners IV, LP (together with its parallel funds and co-invest vehicles), Access Industries Inc. (together with its parallel funds and co-invest vehicles), Canadian Pension Plan Investment Board (together with its parallel funds and co-invest vehicles) and the respective Affiliates of each of the foregoing (together with their respective parallel funds and co-invest vehicles).
“Designated Non-Cash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation.

“Direct Parents”: Calpine CCFC GP, Inc. and Calpine CCFC LP, Inc.
“Disqualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the latest applicable Termination Date in effect at the time of the issuance of such Capital Stock (other than pursuant to a change of control provision substantially similar to that described under Section 2.14). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.9. The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Agreement shall be equal to the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends.
“Disqualified Lender”:
(a)any Person identified in writing from time to time as a competitor (or an affiliate of such competitor identified in writing) of the Borrower or its Subsidiaries;
(b)any Person that is engaged as a principal primarily in private equity, mezzanine financing or venture capital, and those banks, financial institutions, other institutional lenders and other Persons, in each case, identified in writing to the Administrative Agent on or prior to the Closing Date; and
(c)any reasonably identifiable (on the basis of its name or as identified in writing from time to time) affiliate of the entities described in the preceding clauses (a) and (b), other than, with respect to this clause (c), any bona fide debt fund affiliate thereof (except to the extent separately identified under clause (a) or (b) above) that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such applicable person or entity described in the preceding clause (a) or (b) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity, it being understood and agreed that no written notice delivered pursuant to clauses (a) and/or (c) above shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date”: the date when all the conditions set forth in Section 4.1 have been satisfied (or waived in accordance with Section 4.1), which shall be the date hereof.
“Effective Date Facilities”: the Bosque facility, the Jack A. Fusco facility (f/k/a the Brazos Valley facility), the Fore River facility, the Gaudalupe facility, the Magic Valley facility, and the Westbrook facility, each as designated on Schedule 1.1B.
“Environmental CapEx Debt”: Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred for the purpose of financing capital expenditures deemed necessary by the Borrower or its Restricted Subsidiaries to comply with Environmental Laws.
“Environmental Laws”: any and all applicable foreign, Federal, state or local laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health (to the extent related to exposure to Materials of Environmental Concern), as now or may at any time hereafter be in effect.
“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency Reserve Requirements”: for any day, means the aggregate (without duplication) of the maximum rates (expressed as a fraction) of reserve requirements in effect on such day (including, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Loans”: Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: means the Published LIBO Rate, as adjusted to reflect the Eurocurrency Reserve Requirements; provided that in no event shall the Eurodollar Rate be less than 0.0%.
“Event of Default”: any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Excluded Assets” shall have the meaning given to such term in the Security Documents.
“Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) any Subsidiary of the Borrower that is (A) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries or (B) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Capital Stock of one or more Subsidiaries described in clause (A) hereof (whether such ownership is directly held or through another one or more such Subsidiaries), (c) any Immaterial Subsidiary, (d) [reserved], (e) any Unrestricted Subsidiary, and (f) any non-Wholly-Owned Subsidiary that is a Restricted Subsidiary. Notwithstanding the foregoing, any Excluded Subsidiary may be designated by the Borrower as a Guarantor under this Agreement, in which case (including in case of Section 5.8(2)) upon such Subsidiary executing and delivering a counterpart of the Guaranty Agreement and the Pledge and Security Agreement, such Excluded Subsidiary shall cease to be an Excluded Subsidiary for the purposes of this Agreement and the other Loan Documents until such time, if any, as it becomes an Excluded Subsidiary thereafter in accordance with the terms hereof.
“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes”: with respect to the Administrative Agent or any Lender (i) Taxes imposed on or measured by it’s overall net income (however denominated), gross receipts Taxes (imposed in lieu of net income Taxes) and franchise Taxes (imposed in lieu of net income Taxes) imposed on the Administrative Agent or any Lender as a result of such Administrative Agent or Lender (A) being organized or having its principal office in the applicable taxing jurisdiction, or in the case of any Lender, having its applicable lending office in such jurisdiction, or (B) having any other present or former connection with the applicable taxing jurisdiction (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any activities contemplated with respect to this Agreement or any other Loan Document); (ii) any Taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (i) above; (iii) other than in the case of an assignee pursuant to a request by the Borrower under Section 2.26, any U.S. federal withholding tax (A) except to the extent such withholding tax results from a change in a Requirement of Law after the recipient became a party hereto or (B) except to the extent that such recipient's assignor (if any) was entitled immediately prior to such assignment to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to this Section 2.19(a); (iv) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.19(e); and (v) any United States federal withholding Taxes imposed pursuant to FATCA.

“Extended Term Loans”: the meaning set forth in Section 2.27(a).
“Extending Term Lender”: the meaning set forth in Section 2.27(a).
“Extension”: the meaning set forth in Section 2.27(a).
“Extension Offer”: the meaning set forth in Section 2.27(a).
“Facilities”: the Effective Date Facilities and any other power or energy generating facilities acquired or constructed after the Effective Date described in the definition of “Permitted Business.”
“Fair Market Value”: the value that would be paid by a willing buyer to a willing seller in a transaction, determined in good faith by a Responsible Officer or Board of Directors of the Borrower (unless otherwise provided in this Agreement).
“FATCA”: Sections 1471 through 1474 of the Code as in existence on the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations thereunder or published administrative guidance implementing such Sections and any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative pronouncements adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of nationally recognized standing selected by it.
“Fees”: collectively, the fees pursuant to that certain fee letter dated December 4, 2017 among the Borrower and the Joint Lead Arrangers, the fees referred to in Section 2.22 or 9.5 and any other fees payable by any Loan Party pursuant to this Agreement or any other Loan Document.
“Financial Officer”: the chief financial officer, principal accounting officer, controller or treasurer of the Borrower.
“Fixed Amounts”: as such term is defined in Section 1.4.
“Fixed Charge Coverage Ratio”: with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect to any intercompany tolling arrangements which shall be on terms reflecting the market conditions at such time put into place and to any expense and cost reduction that (x) has occurred or (y) in the reasonable judgment of a Financial Officer of the Borrower, is reasonably expected to occur; provided that in the case of this clause (y), the Borrower shall have delivered to the Administrative Agent an officer’s certificate of a Responsible Officer certifying that such Financial Officer believes in good faith that such expenses or cost reductions are reasonably expected to occur within twelve months from the date of any such acquisition, in each case, as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis;
(2)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and
(4)    if any Indebtedness that is being incurred on the Calculation Date bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations under Swap Agreements or Cash Management Obligations applicable to such Indebtedness, but only for such period of time as equals the then remaining term of such obligations under Swap Agreements or Cash Management Obligations as of the Calculation Date).
“Fixed Charges”: with respect to any specified Person for any period, the sum, without duplication, of:
(1)    Consolidated Interest Expense; plus
(2)    the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    any interest paid on Indebtedness of a Person other than the Borrower and its Restricted Subsidiaries that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon; plus
(4)    the product of (A) all dividends, paid in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Capital Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (iv) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.
“Foreign Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction outside the United States, any state thereof or the District of Columbia.
“Funding Office”: the office of the Administrative Agent specified in Section 9.2(a) or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.
“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantors”: any Person that pledges any Collateral under the Security Documents to secure any Obligation.
“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantor”: each of (1) Jack A. Fusco Energy Center LLC (f/k/a Brazos Valley Energy LLC), Calpine Bosque Energy Center, LLC, Guadalupe Power Partners, LP, Calpine Fore River Energy Center, LLC and Westbrook Energy Center, LLC and (2) any other Restricted Subsidiary of the Borrower that executes a counterpart of the Guaranty Agreement in accordance with the provisions of this Agreement, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Agreement or the Guaranty Agreement.

“Guaranty Agreement”: that certain Guaranty Agreement, dated as of the Effective Date (as amended, amended and restated, supplemented or otherwise modified from time to time) by and among the Borrower, the Guarantors, the Administrative Agent and the Collateral Agent.
“Guaranty Reimbursement Obligations”: all obligations of the Loan Parties under Section 1 of the Guaranty Agreement.
“Immaterial Subsidiary”: any Domestic Subsidiary that is not a Material Domestic Subsidiary.
“Increased Amount Date”: the meaning set forth in Section 2.25(a).
“Incremental Commitment”: the meaning set forth in Section 2.25(a).
“Incremental Commitment Supplement”: the meaning set forth in Section 2.25(a).
“Incremental Lender”: the meaning set forth in Section 2.25(a).
“Incremental Term Loans”: the meaning set forth in Section 2.25(a).
“Incremental Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Incremental Commitment then constitutes of the aggregate of the Incremental Commitments in respect of any series of Incremental Term Loans (or, at any time after the making of such Incremental Term Loans, the percentage which the aggregate principal amount of such Lender’s series of Incremental Term Loans then outstanding constitutes of the aggregate principal amount of all Incremental Term Loans of such series then outstanding).
“Incurrence-Based Amounts”: as such term is defined in Section 1.4.
“Indebtedness”: with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof;
(3)    in respect of bankers’ acceptances;
(4)    representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;
(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
(6)    representing any obligations under Swap Agreements (except as expressly set forth below), if and to the extent any of the preceding items (other than letters of credit, Attributable Debt or obligations under Swap Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person)

and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)    in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:
(A)    the Fair Market Value of such asset at such date of determination, and
(B)    the amount of such Indebtedness of such other Persons.
Notwithstanding the foregoing, “Indebtedness” shall not include:
(1)    any obligations under Swap Agreements or Cash Management Obligations that are entered into for bona fide hedging or cash management purposes of the Borrower or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Borrower, whether or not accounted for as a hedge in accordance with GAAP); and
(2)    in-kind obligations relating to energy balancing positions arising in the ordinary course of business and consistent with past practice.
“indemnified liabilities”: the meaning set forth in Section 9.5.
“Indemnitee”: the meaning set forth in Section 9.5.
“Information Memorandum”: that certain Presentation to Lenders related to this Agreement dated as of December 4, 2017.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property of any Loan Party, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) with respect to all Term Loans borrowed or converted on or after the Effective Date, initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all relevant Lenders, twelve months or a period of less than one month) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all relevant Lenders, twelve months or a period of less than one month) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period that would extend beyond the Termination Date; and
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Rate”: in relation to any Eurodollar Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Published LIBO Rate for the longest period (for which the applicable Published LIBO Rate is available) that is shorter than the Interest Period of that Published LIBO Rate Loan and (b) the applicable Published LIBO Rate for the shortest period (for which such Published LIBO Rate is available) that exceeds the Interest Period of that Eurodollar Loan, in each case, as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
“Investments”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or similar obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude extensions of trade credit by the Borrower and its Restricted Subsidiaries in the ordinary course of business. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or disposed of. Except as otherwise provided in this Agreement, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Joint Bookrunners”: collectively, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., The Bank of Tokyo-Mitsubishi UFJ, LTD., Goldman Sachs Lending Partners LLC, Royal Bank of Canada, Natixis Securities Americas LLC and UBS Securities LLC.
“Joint Lead Arrangers”: collectively, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., The Bank of Tokyo-Mitsubishi UFJ, LTD., Goldman Sachs Lending Partners LLC, Royal Bank of Canada, Natixis Securities Americas LLC and UBS Securities LLC.
“Legal Holiday”: a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.
“Lenders”: the meaning set forth in the preamble to this Agreement, including any Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Acceptance or pursuant to Section 2.25, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Acceptance or pursuant to Section 2.26.
“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease that constitutes a security interest.
“Loan”: any Term Loan.
“Loan Documents”: this Agreement and, after execution and delivery thereof pursuant to the terms of this Agreement, the Guaranty Agreement, the Security Documents, each Note, each Incremental Commitment Supplement and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: the Borrower and the Guarantors.
“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, results of operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, (c) the validity or enforceability of the Loan Documents taken as a whole or (d) the material rights and remedies available to, or conferred upon, the Lenders, the Administrative Agent and the Collateral Agent under the Loan Documents, taken as a whole (it being understood that any event or condition described in Section 7.1(f) or (g) hereof that would not give rise to a Default or Event of Default thereunder shall not constitute a Material Adverse Effect under preceding clause (c) or (d)).
“Material Domestic Subsidiary”: any Domestic Subsidiary having Total Assets that constitute more than 5% of Total Assets.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or asbestos, or polychlorinated biphenyls or any other chemicals, substances, materials, wastes, pollutants or contaminants in any form, regulated under any Environmental Law.
“Master Agreement”: the meaning set forth in the definition of “Swap Agreement.”
“Maximum Incremental Facilities Amount”: at any date of determination, (a) the sum of (i) $50,000,000, (ii) an additional aggregate principal amount equal to the greater of (x) $100.0 million and (y) 5.0% of Total Assets, (iii) the aggregate principal amount of all voluntary prepayments or purchases of Term Loans (at the price paid in the case of such purchases at below par) made after the Effective Date (other than to the extent funded with long-term Indebtedness (other than revolving Indebtedness)) and (iv) an additional aggregate principal amount of Indebtedness if (in the case of this clause (iv) only), (x) the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, at the beginning of such four-quarter period and (y) after giving effect to the incurrence of such Indebtedness and the application of the proceeds from such Indebtedness, the Consolidated Senior Secured Leverage Ratio of the Borrower was not greater than 4:75:1.00 (it being understood that the Borrower shall be deemed to have used amounts under clause (iv) to the maximum extent permitted thereunder prior to utilization of amounts under any of clauses (i), (ii) or (iii) and any such amounts incurred under any of such clauses (i), (ii) or (iii) shall not be included in any calculation of amounts incurred under such clause (iv)), minus (b) the aggregate principal amount of Indebtedness theretofore issued or incurred (including any unused commitments obtained) pursuant to clause (i) or (xvii) of the definition of Permitted Debt and outstanding on such date.
“Minimum Extension Condition”: the meaning set forth in Section 2.27(b).
“Moody’s”: Moody’s Investors Service, Inc. or its successor.
“Mortgaged Property”: collectively, the owned real properties of the Borrower or applicable Guarantor described in Schedule 1.1B and designated as Mortgaged Property thereon, as to which the Collateral Agent for the benefit of the Secured Parties is or shall be granted a Lien pursuant to the Mortgages and the other owned real properties of the Borrower or any Guarantor, as to which the Collateral Agent for the benefit of the Secured Parties is or shall be granted a Lien pursuant to the Mortgages or this Agreement.
“Mortgages”: collectively, each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties referred to therein, as each may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Commonly Controlled Entity makes or is obligated to make contributions or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income”: with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)    any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (A) any Asset Sale; or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(2)    any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).
“Net Proceeds”: the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the principal amount, premium or penalty, if any, interest and other amounts on Indebtedness that is secured by the asset subject to such Asset Sale, (ii) the fees, expenses and costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, costs and expenses, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (iii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and (iv) amounts reserved for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiaries after such Asset Sale.
“Non-Excluded Taxes”: all Taxes, other than Excluded Taxes.
“Non-Recourse”: with respect to any specified Person and the Indebtedness of such Person:
(1)neither the Borrower nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for the Indebtedness of such Person other than a pledge of the Equity Interests of such Person or Indebtedness otherwise permitted hereunder, (B) is directly or indirectly liable as a guarantor or otherwise of the Indebtedness of such Person, or (C) constitutes the lender with respect to the Indebtedness of such Person; and
(2)in the case of an Unrestricted Subsidiary, no default on the Indebtedness of such Person (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such Indebtedness of the Borrower or any of its Restricted Subsidiaries or cause the payment of such Indebtedness of the Borrower nor any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

“Notes”: the collective reference to any promissory note evidencing Term B Loans or any Incremental Term Loans.
“obligations”: any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest, fees and other amounts accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any

Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Offer Document”: the meaning set forth in Exhibit I.
“Original Term B Termination Date”: January 15, 2025.
“Other Taxes”: all present or future stamp or documentary Taxes or any other excise, property or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Parent”: any direct or indirect parent company of the Borrower.
“Parity Secured Debt”:
(1)    Indebtedness incurred pursuant to clause (i) of the definition of “Permitted Debt”;
(2)    Indebtedness incurred pursuant to clause (xv) of the definition of Permitted Debt; provided that after giving effect to such incurrence and the application of the proceeds from, and the creation of Liens to secure, such Indebtedness, the Consolidated Senior Secured Leverage Ratio of the Borrower was not greater than 4.75 to 1.0;
(3)    [Intentionally Omitted];
(4)    Indebtedness incurred pursuant to clause (xvii) of the definition of Permitted Debt;
(5)    the Obligations under this Agreement, including pursuant to Section 2.25;
(6)    Permitted Refinancing Indebtedness incurred by the Borrower or a Guarantor;
(7)    Permitted Refinancing Indebtedness, the net proceeds of which are used to refinance Parity Secured Debt; and
(8)    any other Indebtedness incurred by the Borrower or any Guarantor if (A) when it was incurred, the incurrence of such Indebtedness by the Borrower or such Guarantor was permitted by this Agreement and (B) on the day such Indebtedness was incurred, after giving effect to such incurrence and the application of the proceeds from, and the creation of Liens to secure, such Indebtedness, the Consolidated Senior Secured Leverage Ratio of the Borrower was not greater than 4.75 to 1.0;

provided, in each case (except in the case of the Term Loans), that the Secured Debt Representative on behalf of the holders of any such Indebtedness shall have become party to the Parity Secured Intercreditor Agreement.
“Parity Secured Intercreditor Agreement”: the intercreditor agreement in form and substance as may be satisfactory to the Administrative Agent and the Borrower.
“Parity Secured Obligations”: collectively, all Obligations in respect of Parity Secured Debt.
“Participant”: the meaning set forth in Section 9.6(c).
“Participant Register”: the meaning set forth in Section 9.6(c)(ii).
“Partnership Interest Pledge Agreement”: that certain non-recourse Partnership Interest Pledge Agreement dated as of the Effective Date among the Direct Parents and the Collateral Agent.
“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.
“Payment Default”: the meaning set forth in Section 7.1(e)(i)(A).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Perfection Certificate”: the meaning set forth in the Pledge and Security Agreement.
“Permitted Business”: the ownership, construction, operation and maintenance of the Effective Date Facilities and any other power and energy generating facilities located in the United States, together with any related assets or facilities, including gas pipelines supplying natural gas to such generating facilities, electric transmission lines carrying energy generated from such generating facilities, and any related gas or electric interconnection facilities, as well as the engagement in commodity transactions in connection with such business operations, or any business that is similar, reasonably related, incidental, complimentary or ancillary to any of the foregoing.
“Permitted Counterparty Lien”: a Lien in favor of a counterparty under a PPA; provided that the following conditions are satisfied:
(1)    the counterparty is not an Affiliate of the Borrower;
(2)    the Lien does not secure any Indebtedness and (a) is granted solely to secure the performance obligations of the Borrower or the applicable Restricted Subsidiary under the PPA and/or any obligation of the Borrower or the applicable Restricted Subsidiary to make a termination payment under the PPA upon the occurrence of the event described in clause (3)(c)(i) below or the termination by the counterparty upon the occurrence of any of the events described in clause (3)(c)(ii) below, or (b) creates rights designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise continue performance of the Borrower’s or the applicable Restricted Subsidiary’s obligations under the PPA;
(3)    the counterparty can exercise its rights with respect to the Lien only (a) for so long as the counterparty remains current with respect to all of its payment obligations under the PPA and is not otherwise in a continuing default under the PPA, (b) if the counterparty continues to acknowledge the existence of the Liens securing the Parity Secured Obligations (unless and until Liens securing the Parity Secured Obligations are eliminated in connection with a foreclosure of the Permitted

Counterparty Liens as contemplated by clause (4) of this definition) and (c) if either (i) the Borrower or the applicable Restricted Subsidiary has terminated, rejected or repudiated the PPA (including, without limitation, any rejection or similar act by or on behalf of the Borrower or the applicable Restricted Subsidiary in connection with any bankruptcy proceeding) or (ii) the Borrower or the applicable Restricted Subsidiary has intentionally breached its obligations under the PPA; provided that the following actions will be considered an intentional breach by the Borrower or the applicable Restricted Subsidiary under the PPA:
(A)    the Borrower or the applicable Restricted Subsidiary provides or delivers capacity or energy to a third party if the Borrower or the applicable Restricted Subsidiary is required under the PPA to provide or deliver such capacity or energy to the counterparty;
(B)    the Borrower or the applicable Restricted Subsidiary fails to operate or attempt to operate one or more of the relevant Facilities at a time when the Borrower or the applicable Restricted Subsidiary was required under the PPA to operate or attempt to operate such Facility or Facilities and such operation or attempted operation is not prevented by force majeure, forced outage or other events or circumstances outside the reasonable control of the Person responsible therefor;
(C)    any failure by the Borrower or the applicable Restricted Subsidiary to comply with any provisions of the PPA designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise take actions necessary to continue performance of the Borrower’s or the applicable Restricted Subsidiary’s obligations under the PPA, in each case to the extent the Borrower or the applicable Restricted Subsidiary is then capable of complying with such provisions; or
(D)    any failure by the Borrower or the applicable Restricted Subsidiary to pay to the counterparty any amount due and payable in accordance with the terms and conditions of the PPA; and
(4)    the counterparty’s exercise of its rights with respect to the Lien is limited to (a) the taking of actions pursuant to any provisions of the PPA designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise necessary to continue performance of the Borrower’s or the applicable Restricted Subsidiary’s obligations under the PPA or (b) the recovery of any termination payment due under the PPA upon the occurrence of the event described in clause (3)(c)(i) above or the termination by the counterparty upon the occurrence of any of the events described in clause (3)(c)(ii) above.
“Permitted Debt” the meaning set forth in Section 6.1(b).
“Permitted Investments”:
(1)    any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;
(2)    any Investment in Cash Equivalents;

(3)    any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:
(A)    such Person becomes a Restricted Subsidiary of the Borrower; or
(B)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;
(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.8 or as a result of a sale or other disposition of any asset that does not constitute an Asset Sale;
(5)    Investments made as a result of the sale of Equity Interests of any Person that is a Subsidiary of the Borrower such that, after giving effect to any such sale, such Person is no longer a Subsidiary of the Borrower and, if the sale of such Equity Interests constitutes an Asset Sale, the Net Proceeds received from such Asset Sale are applied and/or reinvested as set forth in Section 6.8;
(6)    any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests of the Borrower (other than Disqualified Capital Stock) or any Parent;
(7)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
(8)    Investments represented by obligations under Swap Agreements or Cash Management Obligations;
(9)    loans or advances to officers, directors or employees made in the ordinary course of business up to an aggregate principal amount not to exceed $10.0 million at any one time;
(10)    any Investment acquired by the Borrower or any of its Restricted Subsidiaries on account of any claim against, or interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any claim against any other Person;
(11)    repurchases of the Term Loans pursuant to Section 2.28 or Section 9.6(f) or pari passu Indebtedness;
(12)    receivables owing to the Borrower or a Restricted Subsidiary of the Borrower, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances;
(13)    any Investments in the form of, or pursuant to, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business;
(14)    [Reserved];
(15)    other Investments so long as, at the time thereof, the aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of such Investments, taken together with all other Investments made pursuant to this clause (15), does not to exceed the greater of (x) $20.0 million and (y) 1.0% of Total Assets; and
(16)    Investments existing on the Effective Date.
“Permitted Liens”:
(1)    Liens on Collateral securing all Parity Secured Obligations which, if any Parity Secured Debt other than the Obligations under this Agreement are outstanding, shall be subject at all times to the Parity Secured Intercreditor Agreement;
(2)    Liens securing an aggregate principal amount of Indebtedness under Credit Facilities not to exceed the greater of (x) amount permitted to be incurred pursuant to Section 6.1(b)(i) and (y) an amount that would not cause the Consolidated Senior Secured Leverage Ratio, after giving effect to such incurrence, to exceed 4.75 to 1.0;
(3)    Liens (x) on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower or (y) on property (including Capital Stock) existing at the time of acquisition of such property by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Restricted Subsidiary or the property acquired;
(4)    Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 6.1(b)(iii) covering only the assets acquired with or financed by such Indebtedness plus repairs, improvements, additions and accessions to such assets and proceeds or distributions thereof;
(5)    Liens securing obligations under sale leaseback transactions permitted by Section 6.4 covering only the assets subject to such transaction plus repairs, improvements, additions and accessions to such assets and proceeds or distributions thereof;
(6)    Liens in favor of the Borrower or the Guarantors;
(7)    Liens for taxes, assessments or governmental charges or claims that (x) are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor or (y) are immaterial;

(8)    Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens, in each case, incurred in the ordinary course of business;
(9)    survey exceptions, encumbrances, easements or reservations, including those for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, mineral reservations and rights and leases, zoning restrictions and other restrictions (including defects or irregularities in title and similar encumbrances that are not material to the operations of the Borrower and its Restricted Subsidiaries taken as a whole) as to the use of real property that were not incurred in connection with Indebtedness and that (A) exist on the Effective Date and are recorded on such date, (B) are permitted under the terms of the Loan Documents or (C) do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(10)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement if such Permitted Refinancing Indebtedness is incurred by one or more of the same obligors on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that:
(A)    the new Lien shall be limited to all or part of the same categories of property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus repairs, improvements, additions and accessions to such property or proceeds or distributions thereof); and
(B)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Permitted Refinancing Indebtedness, (ii) an amount necessary to pay any interest, fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement and (iii) any protective advances with respect to the property and assets that secure such Permitted Refinancing Indebtedness;
(11)    financing statements (including precautionary statements) filed in connection with a Capital Lease Obligation or an operating lease, in each case, not prohibited hereunder; provided that no such financing statement extends to, covers or refers to as collateral any property or assets of the Borrower or a Restricted Subsidiary of the Borrower, other than the property or assets which are subject to such Capital Lease Obligation or such operating lease;
(12)    Liens arising out of or in connection with (x) any judgment that does not constitute an Event of Default or (y) in connection with any litigation or other legal proceeding as to which an appeal to contest or review is timely commenced in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided that (in the case of this clause (y)) any right to levy, seizure, attachment, sequestration, foreclosure or garnishment of any property and assets of the Borrower or a Restricted Subsidiary thereof arising out of or in connection with any such Lien has been and continues to be enjoined or effectively stayed;
(13)    inchoate statutory Liens arising under ERISA;
(14)    Liens (A) on cash and short-term investments (i) deposited by the Borrower or any of its Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or letters of credit by the Borrower or any of its Restricted Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (a) contracts for commercial and trading activities in the ordinary course of business and contracts (including without limitation, physical delivery, option

(whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service or (b) interest rate, commodity price, or currency rate management contracts or derivatives and (B) encumbering assets other than accounts or receivables arising out of contracts or agreements relating to the generation, distribution or transmission of energy; provided that all such agreements or contracts are entered into in the ordinary course of business;
(15)    Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;
(16)    pledges and deposits to secure the payment of worker’s compensation, unemployment insurance, social security benefits or obligations under similar laws, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements), reimbursement or indemnity obligations arising out of surety, performance, or other similar bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business;
(17)    Liens existing on the Effective Date (but excluding, from and after the Effective Date, Liens securing the 2013 Credit Agreement to be repaid with the proceeds of the Tem Loans on the Effective Date after such Indebtedness has been repaid); provided that the Borrower shall use commercially reasonable efforts to enter into a subordination agreement having terms not materially less favorable, taken as a whole, to the Secured Parties than the liens subordination agreement in effect immediately prior to the Effective Date pursuant to which the Lien granted by the Borrower in favor of Magic Valley Electric Cooperative, Inc. (as subsequently assigned to South Texas Electric Cooperative, Inc.) pursuant to the Power Purchase and Sale Agreement dated as of May 22, 1998 securing certain obligations thereunder shall be subordinated to the Liens granted in favor of the Collateral Agent;
(18)    Liens not in respect of Indebtedness consisting of the interest of the lessor under any operating lease entered into in the ordinary course of business and not otherwise prohibited by this Agreement;
(19)    Liens securing obligations under Swap Agreements and Cash Management Obligations permitted under this Agreement;
(20)    Liens securing obligations with respect to contracts (other than for Indebtedness) for commercial and trading activities for the purchase, distribution, sale, lease or hedge of any energy-related commodity or service (including contracts and derivative financial instruments entered into with respect to electric energy or capacity, emissions allowances, fuel and other commodities);
(21)    leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(22)    any restrictions on any Equity Interest or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’, participation or other similar agreement between such Person and one or more other holders of Equity Interests or undivided interests of such Person, as the case may be, if a security interest or Lien is created on such Equity Interest or undivided interest, as the case may be, as a result thereof;
(23)    any customary provisions limiting the disposition or distribution of assets or property (including without limitation Equity Interests) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements;
(24)    Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due;
(25)    Liens arising out of or in connection with the transfer of an undivided interest in the Magic Valley Generating Center in Edinburg, Texas pursuant to the purchase option set forth in Article XIV of the Power Purchase and Sale Agreement with South Texas Electric Cooperative, Inc., dated May 22, 1998, as in effect on the Effective Date;
(26)    Permitted Counterparty Liens, which Liens shall rank pari passu to the Liens securing Parity Secured Obligations (although the Obligations securing such Permitted Counterparty Liens shall not constitute Parity Secured Obligations under this Agreement);
(27)    Liens on the Equity Interests of Unrestricted Subsidiaries;
(28)    [Reserved];
(29)    [Reserved]; and
(30)    Liens securing obligations that at the time of incurrence of any such Lien do not in the aggregate with any of Liens created pursuant to this clause (30) exceed the greater of (x) $20.0 million and (y) 1.0% of Total Assets.
“Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)    the principal amount (or accreted value, if higher) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, costs and fees and premiums incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Term Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Term Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, as reasonably determined by the Borrower or such Restricted Subsidiary;
(4)    such Indebtedness is incurred either by the Borrower or any of its Restricted Subsidiaries who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(5)    (x) if incurred by the Borrower, such Indebtedness may be guaranteed by the Guarantors and (y) if incurred by a Guarantor, such Indebtedness may be guaranteed by the Borrower and the other Guarantors.
“Person”: any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan, other than a Multiemployer Plan, that is covered by Section 302 or Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform”: the meaning set forth in Section 9.2(b).
“Pledge and Security Agreement”: that certain Pledge and Security Agreement, dated as of the Effective Date (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, the other Grantors from time to time party thereto and the Collateral Agent.
“Pledged Stock”: as defined in the Pledge and Security Agreement.
“PPA”: an agreement (including a tolling agreement, fuel conversion services agreement or other similar agreement) entered into by the Borrower or any of its Restricted Subsidiaries for the sale of capacity or energy (and services ancillary or related thereto) from one or more of the Facilities.
“Prime Rate”: the rate of interest announced, from time to time, by the Administrative Agent as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. Credit Suisse AG, Cayman Islands Branch may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender”: the meaning set forth in Section 9.15.

“Published LIBO Rate”: with respect to any Interest Period when used in reference to any Loan or Borrowing:

(a)the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates),

(b)if the rates described in clauses (a) is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the Interpolated Rate, or

(c)if the rates referenced in preceding clauses (a) and (b) are not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be a comparable successor rate that is, at such time, broadly accepted by the syndicated loan market for loans denominated in Dollars in lieu of the “Published LIBO Rate” or, if no such broadly accepted comparable successor rate exists at such time, a successor index rate as the Administrative Agent may determine with the consent of the Borrower and the Required Lenders.

“PUHCA 2005”: the meaning set forth in Section 3.19.
“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10.0 million at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Payment Date”: the last Business Day of each March, June, September and December of each year.
“Register”: the meaning set forth in Section 9.6(b)(iv).
“Regulation U”: Regulation U of the Board of Governors as in effect from time to time.
“Related Persons”: with respect to any Indemnitee, any Affiliate of such Indemnitee and any officer, director, employee, representative or agent of such Indemnitee or Affiliate thereof, in each case that has provided any services in connection with the transactions contemplated under this Agreement and the other Loan Documents.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30) day notice period is waived under any regulation promulgated by the PBGC.
“Repricing Transaction”: the prepayment (excluding, for the avoidance of doubt, (x) regularly scheduled amortization payments and (y) any prepayments under Section 2.14) or refinancing of all or a portion of the Term B Loans with the incurrence by any Loan Party of any long-term secured term loan bank debt financing (excluding intercompany loans and obligations among the Borrower and its Subsidiaries) having an effective weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Term B Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Term B Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the weighted average yield (as determined by the Administrative Agent on the same basis) of the Term B Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term B Loans, but excluding any prepayment or amendment in connection with any Change of Control or Transformative Acquisition.
“Required Incremental Lenders”: at any time for any series of Incremental Term Loans, Lenders holding more than 50% of the aggregate unpaid principal amount of such series of Incremental Term Loans then outstanding.
“Required Term B Lenders”: at any time, Lenders holding more than 50% of the aggregate unpaid principal amount of the Term B Loans then outstanding.
“Required Lenders”: at any time, Lenders holding more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.
“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, president, any executive vice president or Financial Officer of the Borrower, but in any event, with respect to financial matters, a Financial Officer of the Borrower.
“Restricted Payment”: the meaning set forth in Section 6.9.
“Restricted Subsidiary”: of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P”: Standard & Poor’s Ratings Services, or its successor.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Debt Representative”: the meaning set forth in the Parity Secured Intercreditor Agreement.
“Secured Parties”: collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders and each counterparty to a Swap Agreement or a Cash Management Agreement if such person is an Agent or a Lender or an Affiliate of an Agent or a Lender or if at the date of entering into such Swap Agreement or a Cash Management Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender.
“Secured Obligations”: collectively, (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Swap Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Cash Management Agreement entered into with any counterparty that is a Secured Party; provided that Excluded Swap Obligations shall not be a Secured Obligation of any Guarantor that is not a Qualified ECP Guarantor.
“Security Documents”: the Pledge and Security Agreement, the Mortgages, the Partnership Interest Pledge Agreement, and all other security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deed of trusts or other grants or transfers for security or agreements related thereto executed and delivered by the Borrower or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent to secure the Secured Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.
“Significant Subsidiary”: any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date of this Agreement.
“Solvent”: when used with respect to any Person and its Subsidiaries, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the amount of all “liabilities of such Person and its Subsidiaries on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person and its Subsidiaries will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as such debts become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) such Person and its Subsidiaries will be able to pay their debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Maturity”: (i) in the case of the Term B Loans, the Original Term B Termination Date and (ii) in the case of Incremental Term Loans of any series, the final maturity date for such series of Incremental Term Loans; provided that, with respect to any tranche of Extended Term Loans, the Stated Maturity with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.
“Subsidiary”: with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Swap Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (whether or not any such agreement is governed by or subject to any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”)); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”
“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term B Commitment”: with respect to each Lender, the obligation of such Lender, if any, to make Term B Loans in an aggregate principal amount not to exceed the amount set forth opposite its name on Schedule 1.1A annexed hereto under the heading “Term B Commitment Amounts”.
“Term B Lender”: at any time, (a) on or prior to the Effective Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term B Loans at such time.
“Term B Loans”: the meaning set forth in Section 2.1.
“Term B Percentage”: as to any Lender at any time, the percentage which such Lender’s Term B Commitment then constitutes of the aggregate Term B Commitments (or, at any time after the making of the Terms B Loans on the Effective Date, the percentage which the aggregate principal amount of such Lender’s

Term B Loans then outstanding constitutes of the aggregate principal amount of all Term B Loans then outstanding).
“Term Loans”: collectively, the Term B Loans and, if applicable, the Incremental Term Loans.
“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the making of the Terms Loans on the Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding).
“Termination Date”: the earlier to occur of (a) the Stated Maturity and (b) the acceleration of any Term Loans. In the event that one or more Extensions are effected in accordance with Section 2.27, then the Termination Date of each tranche of Term Loans shall be determined based on the respective Stated Maturity applicable thereto (except in cases where clause (b) of the preceding sentence is applicable).
“Title Insurance Company”: Stewart Title Insurance Company, or such other title insurance company as shall be reasonably acceptable to the Administrative Agent.
“Total Assets”: the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the Borrower’s most recent internally available balance sheet, as may be expressly stated.
“Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, but only to the extent required to be recorded on a balance sheet, in accordance with GAAP, consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.
“tranche”: the meaning set forth in Section 2.27(a).
“Transferee”: any Assignee or Participant.
“Transformative Acquisition”: any acquisition or Investment by the Borrower or any of its Restricted Subsidiaries that (i) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or Investment or (ii) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“United States”: the United States of America.
“Unrestricted”: when referring to cash or Cash Equivalents means unrestricted cash and Cash Equivalents as determined under GAAP.
“Unrestricted Subsidiary”: any Subsidiary of the Borrower or any successor to the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)    has no Indebtedness other than Indebtedness that is Non-Recourse to the Borrower and its Restricted Subsidiaries;
(2)    is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary in any material respect than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; and
(3)    is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.
Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate of a Responsible Officer certifying that such designation complied with the preceding conditions and was permitted by Section 6.9. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date in Section 6.1 the Borrower will be in default of such covenant. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 6.1, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
“Upgrades”: the development and implementation of the FD 3 upgrade to the combustion turbines of any Facility and all activities directly related thereto.
“Voting Stock”: of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Domestic Subsidiary”: a Domestic Subsidiary that is a Wholly-Owned Subsidiary of any Person.

“Wholly-Owned Subsidiary”: of any Person means a Restricted Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2.    Other Definitional Provisions
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings) and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may required, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein.

Except as otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.
1.3    Delivery of Notices or Receivables.    Any reference to a delivery or notice date that is not
Business Day shall be deemed to mean the next succeeding day that is a Business Day.

1.4    Fixed Amounts and Incurrence-Based Amounts.     Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Consolidated Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence.

SECTION 2

Amount and Terms of Loans and Commitments

2.1    Term Commitments.    Subject to the terms and conditions hereof, each Term B Lender severally agrees to make a term loan (a “Term B Loan”) to the Borrower on the Effective Date in an amount equal to the amount of the Term B Commitment of such Lender. The Term B Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.15. The Term B Commitments shall automatically terminate upon the borrowing of the Term B Loans on the Effective Date.

2.2    Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit B hereto (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time (a) three (3) Business Days prior to the requested Borrowing Date (or such shorter period as may be agreed to by the Administrative Agent), in the case of Eurodollar Loans or (b) on the requested Borrowing Date, in the case of Base Rate Loans requesting that the applicable Lenders make the applicable Term Loans on the Effective Date (or, in the case of Incremental term Loans, the funding date thereon) and specifying the amount to be borrowed for each such Term Loans; provided, however, with respect to Incremental Term Loans, the Administrative Agent may agree in its sole discretion that any such notice may be revocable by the Borrower and may shorten the time periods set forth above for incurring such Incremental Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. Not later than 12:00 Noon, New York City time, on the Effective Date (or, in the case of Incremental Term Loans, the funding date thereon), each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make the proceeds of such Term Loan or Term Loans available to the Borrower on the Borrowing Date by wire transfer in immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.
2.3    RESERVED.

2.4    RESERVED.

2.5    RESERVED.

2.6    RESERVED.

2.7    RESERVED.

2.8    Repayment of Loans; Evidence of Debt.

(a)On each Quarterly Payment Date, beginning with the Quarterly Payment Date on
March 30, 2018, the Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders an aggregate principal amount of Term B Loans then outstanding equal to 0.25% of the aggregate initial principal amounts of all Term B Loans theretofore borrowed by the Borrower pursuant to Section 2.1 (which amounts shall be reduced as a result of the application of prepayments or repayments (which, for the avoidance of doubt, shall not include repayments pursuant to this Section 2.8)). The remaining unpaid principal amount of the Term B Loans and all other Obligations under or in respect of the Term B Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Termination Date for the Term B Loans. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term B Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)The Administrative Agent shall, in respect of this Agreement, record in the Register, with separate sub-accounts for each Lender, (i) the amount and Borrowing Date of each Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agent hereunder from the Borrower and each Lender’s Term B Percentage or Incremental Term Percentage, as applicable, thereof.

(d)The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.8(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)If so requested after the Effective Date by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower will execute and deliver to such Lender, promptly after the Borrower’s receipt of such notice, a Note to evidence such Lender’s Term Loans in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

2.9    Interest Rates and Payment Dates.

(a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b)    Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time plus the Applicable Margin.

(c)    Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or (b) or at any time after the date on which any principal amount of any Term Loan is due and payable (whether on the maturity date therefor, upon acceleration or otherwise), and, in each case, for so long as such overdue Obligation remains unpaid, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such unpaid overdue amounts at a rate per annum equal to (a) in the case of overdue principal on any Term Loan, the rate of interest that otherwise would be applicable to such Term Loan plus 2% per annum and (b) in the case of overdue interest, fees, and other monetary Obligations, the rate then applicable to Base Rate Loans plus 2% per annum.

(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)    The provisions of this Section 2.9 (and the interest rates applicable to various extensions of credit hereunder) shall be subject to modification as expressly provided in Section 2.27.

2.10    Computation of Interest and Fees.

(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Term Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

2.11.    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i)    the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)    the Administrative Agent shall have received notice from the Required Lenders that the
Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Term Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans hereunder requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Term Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans; provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Term Loans hereunder to Eurodollar Loans.
2.12    RESERVED.

2.13    Optional Prepayment of Loans; Repricing Transaction.

(a)    Subject to the provisos below, the Borrower may at any time and from time to time prepay either the Term B Loans or any series of Incremental Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent prior to 10:00 A.M., New York City time on the same Business Day, which notice shall specify the date and amount of prepayment and whether the prepayment is (i) of Eurodollar Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and (ii) whether the repayment is of the Term B Loans or Incremental Term Loans of a given series or a combination thereof, and if a combination thereof, the amount allocable to each; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice of prepayment, the Administrative Agent shall notify each relevant Lender thereof on the date of receipt of such notice. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of prepayments of Term Loans maintained as Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the then outstanding principal amount of Term B Loans or any series of Incremental Term Loans, as applicable). The application of any prepayment pursuant to this Section 2.13(a) shall be made, first, to Base Rate Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) and, second, to Eurodollar Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches). Any prepayments of Term Loans pursuant to this Section 2.13(a) shall be applied to the remaining scheduled installments of the Term B Loans or any series of Incremental Term Loan, as applicable, as directed by the Borrower. A notice of prepayment of all outstanding Term B Loans or any series of Incremental Term Loans, as applicable, pursuant to this Section 2.13(a) may state that such notice is conditioned upon the effectiveness of other credit facilities the proceeds of which will be used to refinance in full this Agreement, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)    At the time of the effectiveness of any Repricing Transaction that (x) results in any prepayment of Term B Loans, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to Term B Loans and (in either case) is consummated prior to June 15, 2018, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Term B Lender, a fee in an amount equal to, without duplication, (I) in the case of clause (x), a prepayment premium of 1% of the principal amount of the Term B Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment and subject to such Repricing Transaction.

2.14.    Prepayment Offers.

(a)    If a Change of Control occurs, the Borrower shall make an offer to prepay the entire principal amount of all outstanding Term Loans (the “Change of Control Prepayment Offer”) at 101% of the aggregate principal amount thereof and the Borrower shall notify the Administrative Agent in writing of the Change of Control Prepayment Offer in writing within thirty (30) days after the date of such Change of Control. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and include the payment date, which shall be no earlier than thirty (30) days and no later than sixty (60) days from the date of such notice is mailed (the “Change of Control Payment Date”). The Administrative Agent will promptly notify each relevant Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment. Any Lender may elect, by delivering not less than three (3) Business Days prior to the Change of Control Payment Date, a written notice (such notice, an “Acceptance Notice”) that any change of control prepayment be made with respect to all or any portion of the Term Loans held by such Lender pursuant to this Section 2.14(a). If a Lender fails to deliver an Acceptance Notice within the time frame specified above, any such failure will be deemed a rejection of the Change of Control Prepayment Offer as to all outstanding Term Loans of such Lender. Any prepayment of Term Loans pursuant to this Section 2.14(a) shall be applied to the remaining scheduled installments of such Term Loans as directed by the Borrower.

(b)    If, pursuant to Section 6.8, the Borrower shall be required to commence an Asset Sale Offer, the Borrower shall notify the Administrative Agent in writing of the Asset Sale Offer in writing within thirty (30) days after the date of such Asset Sale. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and include the payment date, which shall be no earlier than thirty (30) days and no later than sixty (60) days from the date of such notice is mailed (the “Asset Sale Payment Date”). The Administrative Agent will promptly notify each relevant Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment. Any Lender may elect, by delivering not less than three (3) Business Days prior to the Asset Sale Payment Date, a written notice (such notice, a “Acceptance Notice”) that any prepayment be made with respect to all or any portion of the Term Loans held by such Lender pursuant to this Section 2.14(b). If a Lender fails to deliver an Acceptance Notice within the time frame specified above, any such failure will be deemed a rejection of the Asset Sale Offer as to all outstanding Term Loans of such Lender. Any prepayment of Term Loans pursuant to this Section 2.14(b) shall be applied to the remaining scheduled installments of such Term Loans as directed by the Borrower.
2.15    Conversion and Continuation Options.

(a)    The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice, in substantially the form attached hereto as Exhibit F, of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in substantially the form attached hereto as Exhibit F, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Term Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.16.    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (i) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each tranche of Eurodollar Loans shall be equal to $5,000,000 or a whole multiple of $500,000 in excess thereof and (ii) no more than ten different Interest Periods for any tranche of Term Loans be outstanding at any one time (unless a greater number of Interest Periods is permitted by the Administrative Agent).

2.17.    Pro Rata Treatment, etc.

(a)    Except as otherwise provided herein (including Section 2.27), each Borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the Term B Percentages or applicable Incremental Term Percentages, as applicable, of the relevant Lenders.

(b)    Except as otherwise provided herein (including Sections 2.14, 2.27, 2.28 and 9.6(f)), each payment (including each prepayment) by the Borrower on account of principal or interest on each tranche of Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term B Loans or any series of Incremental Term Loans, as applicable, then held by the applicable Lenders.

(c)    All payments by the Borrower hereunder and under any Notes shall be made in Dollars in immediately available funds at the Funding Office of the Administrative Agent by 2:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest in respect of any Term Loan hereunder shall accrue from and including the date of such Term Loan to but excluding the date on which such Term Loan is paid in full.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under this Agreement, on demand, from the Borrower, such recovery to be without prejudice to the rights of the Borrower against any such Lender.

(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)Notwithstanding anything to the contrary contained in this Section 2.17 or elsewhere in this Agreement, the Borrower may extend the final maturity of any tranche of Term Loans in connection with an Extension that is permitted under Section 2.27 without being obligated to effect such extensions on a pro rata basis among the relevant Lenders. Furthermore, the Borrower may take all actions contemplated by Section 2.27 in connection with any Extension (including modifying pricing and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.17 or any other provision of this Agreement.

2.18.    Requirements of Law.

(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the Effective Date (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and, in each case, all requests, rules, guidelines or directives thereunder or issued in connection therewith):

(i)shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it (except for Non-Excluded Taxes or Other Taxes required to be indemnified under Section 2.19 and any Excluded Taxes);

(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)shall impose on any such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.18, the Borrower shall not be required to compensate any Lender pursuant to this Section 2.18 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

2.19    Taxes.

(a)    Unless required by applicable law (as determined in good faith by the applicable withholding agent), all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any Taxes are required by law to be withheld by the applicable withholding agent from any amounts payable to the Administrative Agent or any Lender hereunder, or under any other Loan Document: (x) to the extent such Taxes are Non-Excluded Taxes or Other Taxes, the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.19) have been made, such Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the applicable withholding agent shall make such deductions, and (z) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Notwithstanding anything to the contrary contained in this Section 2.19(a) or Section 2.19(b), unless the Administrative Agent or a Lender gives notice to the applicable Loan Party that it is obligated to pay an amount under Section 2.19(a) or Section 2.19(b) within 180 days of the later of (x) the date the applicable party incurs the Taxes or (y) the date the applicable party has knowledge of its incurrence of the Taxes, then such party shall only be entitled to be compensated for such amount by the applicable Loan Party pursuant to Section 2.19(a) or Section 2.19(b) to the extent the Taxes are incurred or suffered on or after the date which occurs 180 days prior to such party giving notice to the applicable Loan Party that it is obligated to pay the respective amounts pursuant to Section 2.19(a) or Section 2.19(b), but if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then such 180 day period shall be extended to include such period of retroactive effect.
(b)    In addition, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received, if any, by the Borrower or other documentary evidence showing payment thereof.
(d)    The Borrower shall indemnify the Administrative Agent and the Lenders (within 30 days after demand therefor) for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), and for any reasonable expenses arising therefrom or with respect thereto, that may become payable by the Administrative Agent or any Lender, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for any penalties, interest or expenses relating to Non-Excluded Taxes or Other Taxes to the extent that such penalties, interest or expenses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such party’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 2.19(e).
Without limiting the generality of the foregoing:
(i)    Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)    Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A)two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States of America is a party,

(B)two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit E (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct or withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
(f)    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the such Loan Party under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, net of any Taxes payable by the Administrative Agent or such Lender); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)    The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or any other Loan Document and any assignment of rights by, or replacement of, any Lender.
(h)    For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.
2.20    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.20, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.20 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

2.21.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22    Fees.

(a)    The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in any written agreements from time to time between the Administrative Agent and the Borrower.

(b)    The Borrower agrees to pay on the Effective Date to the Administrative Agent for the pro rata benefit of each Lender an upfront fee in an amount equal to 0.125% of the aggregate principal amount of the Term B Loans incurred on the Effective Date; provided that such upfront fee may be structured as original issue discount as agreed between the Borrower and the Administrative Agent.

2.23    RESERVED.

2.24    Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent (for the respective accounts of the Administrative Agent and the Lenders), as provided herein. Once paid, none of the Fees shall be refundable under any circumstances.

2.25    Incremental Term Loans.

(a)    At any time after the Effective Date, the Borrower may by written notice to the Administrative
Agent elect to request the establishment of one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Commitment”) to make one or more additional term loans (any such additional term loan, an “Incremental Term Loan”); provided that (1) the total aggregate principal amount for all such Incremental Commitments shall not (as of any date of incurrence thereof) exceed the Maximum Incremental Facilities Amount at such time and (2) the total aggregate principal amount for each Incremental Commitment (and the Incremental Term Loans made thereunder) shall not be less than $25,000,000 (or such lesser amount as may be (x) approved by the Administrative Agent or (y) remaining pursuant to foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Commitment shall be effective, which shall be a date not less than five (5) Business Days (or such shorter period as the Administrative Agent may agree to) after the date on which such notice is delivered to the Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any Incremental Commitment shall become effective as of such Increased Amount Date; provided that:

(i)    all the conditions in Section 4.2 shall have been met; provided that in connection with an acquisition or investment permitted hereunder or an irrevocable redemption of other Indebtedness permitted hereunder, if agreed to by the respective Incremental Lenders, the Borrower shall only be required to (i) comply with Section 4.2(a), (ii) make customary “Sungard” representations and warranties and (iii) comply with a requirement that no Event of Default under Sections 7.1(a), (b), (i) or (j) shall have occurred and be continuing on the applicable Increased Amount Date or after giving effect to the making of the Incremental Term Loans on such Increased Amount Date.

(ii)    the proceeds of any Incremental Term Loans shall be used for the working capital and general corporate purposes (including acquisitions, investments and Restricted Payments permitted under this Agreement) of the Borrower and its Restricted Subsidiaries;

(iii)    each Incremental Commitment (and the Incremental Term Loans made thereunder) shall constitute Obligations and Parity Secured Obligations for all purposes under the Loan Documents and shall be secured and guaranteed with the other Term Loans hereunder on a pari passu basis;

(iv)    in the case of each series of Incremental Term Loans (the terms of which shall be set forth in an amendment (an “Incremental Commitment Supplement”) to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower):

(A)    such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the initial Term Loans made on the Effective Date or a final maturity date earlier than that of such initial Term Loans;

(B)    the Applicable Margin, pricing grid, if applicable, and fees for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower and set forth in the applicable Incremental Commitment Supplement;

(C)    any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Lenders and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Term B Loans and, in the case of mandatory prepayment offers required pursuant to Section 2.14, such prepayments offers shall be on made pro rata on the basis of the original aggregate funded amount thereof among the Term B Loans and the Incremental Term Loans (except, in each case, to the extent that the respective Incremental Lenders elect a lesser prepayment);

(D)    each series of Incremental Term Loan Commitments shall be effected pursuant to an Incremental Commitment Supplement executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Incremental Commitment Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.25); and

(E)    the Borrower shall deliver or cause to be delivered any customary legal opinions or other customary documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Term Loan and/or Incremental Term Loan Commitment) reasonably requested by the Administrative Agent in connection with any such transaction.

(b)    (i) Unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans that are Term Loans made pursuant to this Agreement; provided that such Incremental Term Loan either shall be designated as a separate tranche of Term Loans for all purposes of this Agreement or may be added to a then existing tranche of Term Loans (and thereafter, for all purposes of the Loan Documents, be treated as part of such existing tranche of Term Loans).

(ii)    The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed or provided for in this Agreement, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(iii)    The Incremental Term Loans may be drawn on a delayed draw basis if agreed by the Incremental Lenders providing such Incremental Term Loans.
(c)    On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(d)    The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower and the other applicable Loan Parties as may be necessary in order to effectuate the terms of this Section 2.25 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments or outstanding Incremental Term Loans in any determination of Required Lenders). Without limiting the foregoing, in connection with any Incremental Term Loan, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Stated Maturity so that such maturity date is extended to the then latest Stated Maturity (or such later date as may be advised by local counsel to the Collateral Agent).

2.26    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18, 2.19 or 2.20, (b) refuses to extend its Term Loans pursuant to an Extension Offer pursuant to Section 2.27 or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), in each case with a replacement financial institution; provided that (i) prior to any such replacement pursuant to preceding clause (a), such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18, 2.19 or 2.20, (ii) the replacement financial institution shall purchase, at par, all Term Loans outstanding and other amounts related thereto owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution (if other than a then existing Lender or an affiliate thereof or an Approved Fund) shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18, 2.19 or 2.20, as the case may be, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.27    Extensions of Loans and Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to any or all Lenders holding Term B Loans or Incremental Term Loans of a given series with a like Stated Maturity, the Borrower may from time to time extend the maturity date of such Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings), in each case, without the consent of any other Lenders) (an “Extension,” and each group of Term Loans so extended, as well as the original Term Loans (not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Event of Default shall have occurred and be continuing at the time any the offering document in respect of an Extension Offer is delivered to the relevant Lenders, (ii) except as to interest rates, fees and final maturity, the Term Loans of any Lender (an “Extending Term Lender”) extended pursuant to an Extension (an “Extended Term Loan”) shall be a Term Loan with the same terms as the original Term Loans; provided that at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than three different Stated Maturities (unless a greater number is permitted by the Administrative Agent), (iii) if the aggregate principal amount of Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent, and (ix) any applicable Minimum Extension Condition shall be satisfied.

(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.27, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 or 2.14 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s discretion) of Term Loans of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.27(b) (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.13, 2.14, 2.17 and 9.7(a)) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.27.

(c)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower and the other applicable Loan Parties as may be necessary in order establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.27. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.27(c) and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Stated Maturity so that such maturity date is extended to the then latest Stated Maturity (or such later date as may be advised by local counsel to the Collateral Agent).

(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.27.

2.28    Dutch Auction Buy Backs. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Borrower may conduct reverse Dutch auctions from time to time after the Effective Date in order to purchase either Term B Loans or any Incremental Term Loans of any particular tranche(s) (as determined by the Borrower in its sole discretion) (each, an “Auction”) (each such Auction to be managed exclusively by Credit Suisse AG, Cayman Islands Branch or another investment bank or commercial bank of recognized standing selected by the Borrower (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied: (i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.28 and Exhibit I, (ii) no Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice in connection with any Auction, (iii) the minimum principal amount (calculated on the face amount thereof) of each and all tranches of Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $25,000,000 (across all such tranches) or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as may be reasonably acceptable to the Auction Manager) and (iv) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable tranche or tranches so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold). The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of the applicable tranche or tranches made by the Borrower pursuant to this Section 2.28, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Offer Documents), if any, on the purchased Term Loans of the applicable tranche or tranches up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 or 2.14. Each Lender acknowledges and agrees that in connection with each Auction, (i) the Borrower may purchase or acquire Term Loans hereunder from Lenders from time to time, subject to this Section 2.28, (ii) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on the Borrower or any of its Subsidiaries or Affiliates made such Lender’s own analysis and determined to enter into an assignment of such Term Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) the Borrower and its Subsidiaries shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and its Subsidiaries, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders hereunder. Each Lender which tenders (or does not tender) Term Loans pursuant to an Auction agrees to the provisions of the two preceding sentences, and agrees that they shall control, notwithstanding any inconsistent provision hereof or in any Assignment and Acceptance. The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.28 and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.28. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 8 and Section 9.5 mutatis mutandis as if each reference therein to the “Administrative Agent” or an “Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

SECTION 3

Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make Term Loans, the Borrower represents and warrants on the Effective Date to the Administrative Agent and to each Lender as follows:
3.1    Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and
(to the extent such concept is applicable) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (to the extent such concept is applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of each of the foregoing clauses (a) through (d), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2    Power; Authorizations; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) that have been obtained or made and are in full force and effect, (ii) the filings made in respect of the Security Documents and (iii) to the extent that the failure to obtain any such consent, authorization, filing, notice or other act would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (x) will not violate any Requirement of Law or any material Contractual Obligation of any Loan Party and (y) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents and other Permitted Liens).

3.4    Accuracy of Information. No statement or information contained in this Agreement, any other Loan Document, the Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the Effective Date, taken as a whole and in light of the circumstances in which made, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading.

3.5    No Material Adverse Effect. Since December 31, 2016, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.6    Subsidiaries. Schedule 3.6 annexed hereto sets forth the name and jurisdiction of organization of each Restricted Subsidiary of the Borrower as of the Effective Date and, as to each such Restricted Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party as of the Effective Date, and (b) as of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any of the Guarantors directly owned by the Loan Parties that are included in the Collateral, except as created by the Loan Documents or permitted under Section 6.2.

3.7    Title to Assets; Liens. The Loan Parties have title in fee simple to, or a valid leasehold or easement interest in, all their material real property, taken as a whole, and good and marketable title to, or a valid leasehold or easement interest in, all their other material property, taken as a whole, and none of such property is subject to any Lien except Permitted Liens.

3.8    Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property material to the conduct of its business, and the conduct of the business of each Loan Party does not infringe upon the intellectual property rights of any other Person, in each case except where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9    Use of Proceeds. The proceeds of the Term Loans shall be utilized (i) together with the proceeds from the issuance of the 2017 Notes or any other capital contributions to the Borrower or cash on hand, to repay all outstanding obligations under the 2013 Credit Agreement, fees and expenses related thereto (including without limitation, any breakage fees) and any swap breakage costs (if any) resulting therefrom and (ii) for general corporate purposes of the Borrower and its Subsidiaries (including to pay cash dividends by the Borrower). The proceeds of Incremental Term Loans shall be used for the purposes described in Section 2.25.

3.10    Litigation. Except as disclosed in writing to the Administrative Agent and the Lenders prior to the Effective Date or otherwise disclosed in the Borrower’s public filings made prior to the Effective Date (other than any such disclosure in the “Risk Factors” section of such public filings or in any other forward-looking statements contained therein), no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Loan Party or against any of their respective properties or revenues that, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.11    Federal Reserve Regulations. No part of the proceeds of any Term Loan will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now in effect for any purpose that violates the provisions of the Regulations of the Board of Governors or (b) for any purpose that violates the provisions of the Regulations of the Board of Governors. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock.”

3.12    Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith on the Effective Date will be, Solvent.

3.13    Taxes. Each Loan Party has filed or caused to be filed all federal and state income Tax and other Tax returns that are required to be filed, except if the failure to make any such filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has paid all Taxes (including in its capacity as withholding agent) shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (x) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party, or (y) those where the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect). There is no proposed Tax assessment or other claim against, and no Tax audit with respect to, any Loan Party that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.14    ERISA. Except as, in the aggregate, does not or would not reasonably be expected to result in a Material Adverse Effect: neither a Reportable Event nor a failure to satisfy the minimum funding standard of Section 430 of the Code or Section 303 of ERISA, whether or not waived, with respect to a Plan has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; no termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal (including under Section 4062(e) of ERISA) from any Plan or Multiemployer Plan; to the knowledge of the Borrower, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and to the knowledge of the Borrower, no Multiemployer Plan is in Reorganization or Insolvent.

3.15    Environmental Matters; Hazardous Material. There have been no matters with respect to Environmental Laws or Materials of Environmental Concern which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.16    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board of Governors) that limits its ability to incur Indebtedness under this Agreement and the other Loan Documents.

3.17    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

3.18    Security Documents.

(a)    After the execution and delivery thereof, the Pledge and Security Agreement and the Partnership Interest Pledge Agreement are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Pledge and Security Agreement and the Partnership Interest Pledge Agreement, when stock certificates (if any) representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the Collateral described in the Pledge and Security Agreement and the Partnership Interest Pledge Agreement, when financing statements and other filings specified on Schedule 5 of the Perfection Certificate in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate, the Pledge and Security Agreement and the Partnership Interest Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent security interests can be so perfected (by delivery or filing UCC financing statements as applicable) on such Collateral, as security for the Secured Obligations, in each such case prior and superior in right to any other Person (except Permitted Liens).

(b)    After the execution and delivery thereof, each of the Mortgages, is or will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person other than Permitted Liens. Schedule 1.1B lists, as of the Effective Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Guarantors that has a value, in the reasonable opinion of the Borrower, in excess of $25,000,000.

3.19    Energy Regulation. The Borrower and its Restricted Subsidiaries are in compliance with the Public Utility Holding Company Act of 2005 and the implementing regulations of the Federal Energy Regulatory Commission, as amended from time to time (together, “PUHCA 2005”), and consummation of the transactions contemplated by this Agreement and the other Loan Documents will not cause the Borrower or its Restricted Subsidiaries to cease to be in compliance with PUHCA 2005, except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect.

3.20    Anti-Corruption Laws and Sanctions. No Loan Party is a Sanctioned Person. No Borrowing (or use of proceeds thereof) will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 4

Conditions Precedent

4.1    Conditions to the Effective Date. The occurrence of the Effective Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)    Credit Agreement. The Administrative Agent shall have received (i) counterparts hereof executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent and each other Lender and (ii) Schedules to this Agreement.
(b)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where a Loan Party is organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.2 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
(c)    Corporate Documents and Proceedings. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form attached hereto as Exhibit A-1 or A-2 (as applicable), with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
(d)    No Material Adverse Effect. Since December 31, 2016, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
(e)    Legal Opinion. The Administrative Agent shall have received an executed legal opinion from White & Case LLP, counsel to the Borrower and the Guarantors, in form and substance reasonably satisfactory to the Arrangers.

(f)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation (other than, in each case, with respect to any Mortgages or any real property).

(g)    [Reserved].

(h)    Payment of Fees; Expenses. The Arrangers and the Administrative Agent shall have received all fees required to be paid, and all reasonable costs and expenses required to be paid and for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(i)    Term Notes. The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note.

(j)    2017 Notes. Prior to, or substantially concurrently with the occurrence of the Effective Date, Calpine Corporation shall have issued the 2017 Notes and the Borrower shall have received all or a portion of the net cash proceeds therefrom as capital equity in the form of common equity or preferred equity reasonably acceptable to the Administrative Agent, to be applied to the repayment of the 2013 Credit Agreement.

(k)    2013 Credit Agreement. Substantially concurrently with the occurrence of the Effective Date, the Administrative Agent shall have received customary documentation evidencing the repayment of the outstanding aggregate principal amount of all obligations under the 2013 Credit Agreement and the release of all Liens, if any, in connection therewith.

(l)    Loan Documents. The Administrative Agent shall have received executed counterparts of the Loan Documents listed in Schedule 4.2, each in form reasonably satisfactory to the Administrative Agent.

4.2    Conditions to Each Borrowing of Term Loans. The occurrence of the Effective Date and the making of Term Loans hereunder are subject to the satisfaction or waiver of the following conditions precedent (except to the extent otherwise provided in Section 2.25):

(a)Notice. The Administrative Agent shall have received the applicable notice of borrowing, in substantially the form attached as Exhibit J, from the Borrower.

(b)Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of each Borrowing of Term Loans hereunder with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).

(c)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the making of the Term Loans on such Borrowing Date.

SECTION 5

Affirmative Covenants

The Borrower hereby agrees that, so long as any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than contingent indemnification obligations for which no claim has been asserted) or the Term Commitments are outstanding, the Borrower shall and shall cause each of its Restricted Subsidiaries to:
5.1.    Financial Statements, Etc. Whether or not required by the SEC’s rules and regulations, the Borrower will furnish to the Administrative Agent (for distribution to the Lenders) unaudited quarterly financial statements of the Borrower for the first three fiscal quarters of each fiscal year of the Borrower (which statements have been certified by a Responsible Officer of the Borrower) beginning with the fiscal quarter ended March 31, 2018, and audited annual financial statements of the Borrower (which annual financial statements shall include a report thereon from the Borrower’s certified independent accountants), in each case prepared in accordance with GAAP (in absence of footnote disclosures and year-end audit adjustments as it pertains to quarterly financial statements) and, in each case, within (x) 90 days after the end of the fiscal year of the Borrower, in the case of audited annual financial statements and (y) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, in the case of unaudited quarterly financial statements of the Borrower.
5.2.    Compliance Certificate.
(a)The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year of the Borrower, an officers’ certificate of a Responsible Officer of the Borrower stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Responsible Officer with a view to determining whether any Default or Event of Default has occurred and is continuing under this Agreement, and further stating, as to such Responsible Officer signing such certificate, that to the best of his or her knowledge no Default or Event of Default has occurred and is continuing under this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto).
(b)The Borrower will deliver to the Administrative Agent, promptly upon any Responsible Officer becoming aware of any Default or Event of Default, an officers’ certificate of a Responsible Officer of the Borrower specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.
5.3.    Maintenance of Existence. Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary in the normal conduct of its business, except, in each case, (x) as otherwise permitted by Section 6.3 or 6.8 or (y) to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.4.    Maintenance of Insurance.
(a)The Borrower and the Grantors will maintain insurance policies (or self-insurance) on all its material property in at least such amounts and against at least such risks as are usually insured against by companies of a similar size engaged in the same or a similar business and, from and after the Effective Date, will name the Collateral Agent as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents. Upon the request of the Collateral Agent, the Borrower and the Grantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers; and
(b)If at any time any Building or Mobile Home (each as defined by the Flood Insurance Laws) located on a Mortgaged Property subject to a Mortgage is located in an area identified by the Federal Emergency Management Agency (or any successor agent) as a special flood hazard area, then the Borrower shall, or shall cause the applicable Loan Party to, (i) maintain with a financially sound and reputable insurer flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent evidence of such compliance.
5.5.    RESERVED.
5.6.    RESERVED.
5.7.    RESERVED.

5.8.    Additional Guarantees. If (1) the Borrower acquires or creates another Wholly-Owned Domestic Subsidiary after the date of this Agreement (that does not constitute an Excluded Subsidiary) or (2) any Wholly-Owned Domestic Subsidiary of the Borrower ceases to constitute an Excluded Subsidiary, then such Wholly-Owned Domestic Subsidiary will become a Guarantor under the Guaranty Agreement within 60 days thereof (as such date may be extended by the Administrative Agent).

5.9.    After-Acquired Collateral.
(a)With respect to any property acquired after the Effective Date by the Borrower or any Guarantor (other than (x) property constituting an “Excluded Asset” under (and as defined in) the Pledge and Security Agreement and (y) any property described in clauses (b)-(d) of this Section 5.9) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, the Borrower and each applicable Guarantor shall promptly:
(i)execute and deliver to the Collateral Agent such amendments to the Pledge and Security Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property; and
(ii)take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Permitted Liens), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Pledge and Security Agreement or by law or as may be reasonably requested by the Collateral Agent.
(b)With respect to any fee interest in any real property having a fair market value (together with improvements thereof) of at least $25,000,000 acquired after the date of this Agreement by the Borrower or any Guarantor (other than any such real property subject to a Permitted Lien which precludes the granting of a Mortgage thereon), within 90 days after the creation or acquisition thereof (as such date may be extended by the Administrative Agent), the Borrower or the applicable Guarantor shall:
(i)execute and deliver a first priority Mortgage or where appropriate under the circumstances, an amendment to an existing Mortgage (subject to Permitted Liens), in each case in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property,
(ii)if requested by the Collateral Agent, provide the Collateral Agent with (A) either (i) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) in form and substance reasonably satisfactory to the Collateral Agent, as well as a current ALTA survey thereof, together with a surveyor’s certificate (only with respect to any power plant or any other real property for which an ALTA survey was obtained when such property was acquired) or (ii) where an amendment to an existing Mortgage has been delivered pursuant to clause (i) instead of a Mortgage, an endorsement to the existing title policy adding such property as an insured parcel, and (B) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage or Mortgage amendment (to the extent obtainable using commercially reasonable efforts), each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent;
(iii)if requested by the Collateral Agent, deliver to the Collateral Agent customary legal opinions relating to the matters described in clauses (i) and (ii) above; and

(iv)a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, and to the extent any Building or Mobile Home (as defined by the Flood Insurance Laws) on the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agent) as a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of flood insurance as required by Section 5.4 hereof.
(c)With respect to any new Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired after the date of this Agreement by the Borrower or any Guarantor (which, for the purposes of this paragraph (c), shall include any existing Wholly-Owned Domestic Subsidiary that ceases to be an Excluded Subsidiary), within 60 days of the creation or acquisition thereof (as such date may be extended by the Administrative Agent), the Borrower and each applicable Guarantor shall:
(i)execute and deliver to the Collateral Agent such amendments to the Pledge and Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Wholly-Owned Domestic Subsidiary that is owned by the Borrower or any Guarantor (subject to Permitted Liens and unless constituting an Excluded Asset),
(ii)deliver to the Collateral Agent the certificates representing such Capital Stock (unless constituting an Excluded Asset), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or the relevant Guarantor,
(iii)cause such new Wholly-Owned Domestic Subsidiary (A) to become a party to the Pledge and Security Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Pledge and Security Agreement with respect to such new Wholly-Owned Domestic Subsidiary (subject to Permitted Liens), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Pledge and Security Agreement or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a customary closing certificate of such Wholly-Owned Domestic Subsidiary, with appropriate insertions and attachments, and
(iv)if requested by the Collateral Agent, deliver to the Collateral Agent customary legal opinions relating to the matters described above.
(d)With respect to any new direct Foreign Subsidiary created or acquired after the Effective Date by the Borrower or any Guarantor, the Borrower or the applicable Guarantor shall promptly:
(i)execute and deliver to the Collateral Agent such amendments to the Pledge and Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary that is owned by the Borrower or such Guarantor (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged and then only so long as such Capital Stock does not constitute an Excluded Asset), and
(ii)if commercially reasonable, deliver to the Collateral Agent the certificates representing such Capital Stock (unless constituting an Excluded Asset), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or the relevant Guarantor, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein.

5.10.    Post-Closing Matters.
(a)Within thirty (30) days of the Effective Date (or such longer period as Administrative Agent may agree in its sole discretion), the Collateral Agent shall have received evidence of property and liability insurance policies (or self-insurance) on all of the Borrower’s material property in at least such amounts and against at least such risks as are usually insured against by companies of a similar size engaged in the same or a similar business and, from and after the Effective Date, endorsements naming the Collateral Agent as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents; and
(b)    Within the time periods set forth on Schedule 1.1B (or such longer period as the Administrative Agent may agree in its sole discretion), the Collateral Agent shall have received:
(1)    counterparts of a Mortgage with respect to each real property designated as a Mortgaged Property listed on Schedule 1.1B hereto, duly executed and delivered by the record owner of such property in form suitable for filing or recording in the filing or recording office in the jurisdiction in which such property is located or as the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected first-priority Lien (subject only to Permitted Liens) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the Indebtedness allocated to the applicable Mortgaged Property and (y) 110% of the fair market value of the Mortgaged Property at the time the Mortgage is entered into, which in the case of clause (x) will result in a limitation of the debt secured by the Mortgage to such amount);
(2)    fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on each Mortgaged Property naming the Collateral Agent as the insured party for its benefit and that of the Secured Parties and respective successors and assigns (the “Title Insurance Policies”) issued by the Title Insurance Company, such Title Insurance Policies to be in form and substance and in an amount reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting first-priority Liens (subject to Permitted Liens) on the property described therein, free and clear of all Liens other than Permitted Liens, each of which shall (i) to the extent reasonably necessary, include such reinsurance arrangements or coinsurance as shall be reasonably acceptable to the Collateral Agent, (ii) contain a “tie-in” endorsement, if available under applicable law and (iii) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including, if reasonably requested by the Collateral Agent, endorsements on matters relating to usury, first loss, zoning, contiguity, revolving credit, doing business, access, variable rate, survey, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions);
(3)    either (a) a new survey with respect to the plant site located on each Mortgaged Property prepared by a surveyor selected by the Borrower and reasonably acceptable to the Collateral Agent, certified to the Administrative Agent, the Collateral Agent and the Title Insurance Company issuing the title insurance policy for such Mortgaged Property pursuant to clause (2) above, and complying with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” each in form and substance reasonably acceptable to the Collateral Agent; or (b) an existing survey of the plant site located on each Mortgaged Property together with an “affidavit of no-change”, in each case sufficient to provide coverage under the Title Insurance Policies referred to in clause (2) above that does not contain a general survey exception for survey matters with respect to the plant site and which contains survey-related endorsements with respect to the plant site reasonably acceptable to the Collateral Agent;
(4)    customary legal opinions, addressed to the Administrative Agent, the Collateral Agent and the Lenders (a) in the state in which the applicable Mortgaged Property is located with respect to the enforceability and perfection of such Mortgage and any related fixture filing and any other customary matters reasonably requested by the Collateral Agent and (b) in the state in which the mortgagor is organized or formed, with respect to due authorization, execution and delivery of such Mortgage and other customary matters reasonably requested by the Collateral Agent;
(5)    with respect to each Mortgaged Property, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and to the extent any Building or Mobile Home (as defined by the Flood Insurance Laws) on the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agent) as a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of flood insurance as required by Section 5.4 hereof.
(6)    with respect to the Magic Valley Facility, a collateral assignment of (a) that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 14, 2003, between Calpine Construction Finance Company, L.P., Malcom S. Morris, and Magic Valley Pipeline L.P., recorded on August 20, 2003 as document number 1233814 and (b) that certain Option Agreement, dated as of August 14, 2003, as evidenced by that certain Memorandum of Option Agreement, made effective as of August 14, 2003, in each case in form and substance satisfactory to the Collateral Agent; and
(7)    a subordination agreement having terms not materially less favorable, taken as a whole, to the Secured Parties than the lien subordination agreement in effect immediately prior to the Effective Date pursuant to which the Lien granted by the Borrower in favor of Magic Valley Electric Cooperative, Inc. (as subsequently assigned to South Texas Electric Cooperative, Inc.) pursuant to the Power Purchase and Sale Agreement dated as of May 22, 1998 securing certain obligations thereunder shall be subordinated to the Liens granted in favor of the Collateral Agent; provided, however, that Borrower shall only be required to use commercially reasonably efforts to deliver such subordination agreement.
SECTION 6
Negative Covenants
The Borrower agrees that, so long as any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than contingent indemnification obligations for which no claim has been asserted) or the Term Commitments are outstanding:

6.1.    Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Borrower will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness or issue Disqualified Capital Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Capital Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    The provisions of Section 6.1(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)    the incurrence by the Borrower and its Restricted Subsidiaries and the guarantee by the Borrower and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this Section 6.1(b)(i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) not to exceed $50.0 million less the amount incurred pursuant to clause (a)(i) of the definition of “Maximum Incremental Facilities Amount” (but only to the extent that such amount is then outstanding);

(ii)    the incurrence by the Borrower and its Restricted Subsidiaries of Indebtedness represented by the Term Loans (including Incremental Term Loans) and the related guarantees and the incurrence by any Restricted Subsidiary of the Borrower of any other guarantee of the Term Loans (including Incremental Term Loans) and other Obligations;

(iii)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used or useful in the business of the Borrower or any of its Restricted Subsidiaries or within 180 days thereafter; provided that at the time of incurrence of any such Indebtedness, the aggregate amount of Indebtedness outstanding under this Section 6.1(b)(iii), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this Section 6.1(b)(iii), does not exceed the greater of (x) $100.0 million and (y) 5.0% of Total Assets;
(iv)    Indebtedness, Disqualified Capital Stock or preferred stock of Persons or assets that are acquired by the Borrower or any of its Restricted Subsidiaries or merged into the Borrower or any of its Restricted Subsidiaries in accordance with the terms of this Agreement; provided that such Indebtedness, Disqualified Capital Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either (a) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.1(a) or (b) the Fixed Charge Coverage Ratio would be no less than that immediately prior to such acquisition or merger;

(v)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.1(a) or clauses (ii), (iii), (iv), (v), (xiii), (xiv), (xv) or (xvii) of this Section 6.1(b);

(vi)    the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower or any of its Restricted Subsidiaries; provided, however, that:

(A)if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Loans, in the case of the Borrower, or the guarantee, in the case of a Guarantor; and

(B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or any of its Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower (except transfers to the applicable Secured Debt Representative to secure Parity Secured Obligations) will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 6.1(b)(vi);

(vii)    the Guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness that was permitted by this Agreement to be incurred by another provision of this Section 6.1(b);

(viii)    the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or its Restricted Subsidiary; and

(B)    any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 6.1(b)(viii);
(ix)    the incurrence by the Borrower or any of its Restricted Subsidiaries of obligations under Swap Agreements or Cash Management Obligations in the ordinary course of business or consistent with past practice;

(x)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xi)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xii)    the incurrence of Indebtedness arising from agreements of the Borrower or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness in respect of a disposition shall at no time exceed the gross proceeds (including the Fair Market Value of non-cash proceeds) actually received by the Borrower and/or such Restricted Subsidiary in connection with such disposition;

(xiii)    Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(xiv)    Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Effective Date (but excluding, from and after the Effective Date, the obligations under the 2013 Credit Agreement to be repaid with the proceeds of the Term Loans on the Effective Date when so repaid);

(xv)    (a) Environmental CapEx Debt or (b) Indebtedness in respect of Upgrades; provided, in each case, that prior to the incurrence of any such Indebtedness, the Borrower shall deliver to the Administrative Agent an officer’s certificate of a Responsible Officer designating such Indebtedness as Environmental CapEx Debt or Indebtedness in respect of Upgrades, as applicable;

(xvi)    [Intentionally Omitted]; and

(xvii)    the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this Section 6.1(b)(xvii), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xvii), not to exceed the greater of (x) $100.0 million and (y) 5.0% of Total Assets (which may, but need not, be incurred under a Credit Facility) less the amount incurred pursuant to clause (a)(ii) of the definition of “Maximum Incremental Facilities Amount” (but only to the extent such amount is then outstanding).

(c)    The Borrower shall not, and shall not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or that Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations or the applicable guarantee on substantially identical terms; provided, however, that no Indebtedness of the Borrower will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured or by virtue of being secured on a junior basis.

(d)    For purposes of determining compliance with this Section 6.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) of Section 6.1(b), or is entitled to be incurred pursuant to Section 6.1(a), the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify from time to time all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.1. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on

Disqualified Capital Stock or preferred stock in the form of additional shares of the same class of Disqualified Capital Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or preferred stock for purposes of this Section 6.1; provided, in each such case, that the amount thereof is included in (and to the extent required by) Fixed Charges of the Borrower as accrued. Notwithstanding any other provision of this Section 6.1, the maximum amount of Indebtedness that the Borrower or any of its Restricted Subsidiaries may incur pursuant to this Section 6.1 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

6.2.    Limitation on Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

6.3.    Merger, Consolidation, or Sale of Assets.

(a)    The Borrower shall not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)    either:
(A)    the Borrower is the surviving corporation; or

(B)    the Person formed by or surviving any such consolidation or merger (if other than an Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii)    the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Borrower under this Agreement and the Security Documents pursuant to a supplemental documentation reasonably satisfactory to the Administrative Agent;

(iii)    immediately after such transaction, no Event of Default exists; and

(iv)    the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (i) have a pro forma Fixed Charge Coverage Ratio that is at least equal to the actual Fixed Charge Coverage Ratio of the Borrower as of such date or (ii) be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.1(a).

(b)    In addition, the Borrower may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c)    Notwithstanding the foregoing:

(i)    any Restricted Subsidiary of the Borrower may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or any other Restricted Subsidiary of the Borrower; and

(ii)    the Borrower may merge with an Affiliate solely for the purpose of reincorporating the Borrower or reforming in another jurisdiction.

(d)    Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with this Section 6.3, the successor entity formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the Borrower shall refer instead to the successor entity and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided that the predecessor Borrower shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Borrower’s assets that meets the requirements of this Section 6.3.

6.4.    Limitation on Sale and Leaseback Transactions.

(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Borrower or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(i)    the Borrower or the Restricted Subsidiary, as applicable, could have incurred
Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under Section 6.1;
(ii)    the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(iii)    if such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by, and the Borrower apply the proceeds of such transaction in compliance with, Section 6.8.

(b)    Section 6.4(a) shall not apply to a sale and leaseback transaction entered into between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.

6.5    Business Activities. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

6.6    Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Borrower may designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If a Restricted Subsidiary of the Borrower is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.9 or Permitted Investments, as determined by the Borrower. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary.

6.7    Transactions with Affiliates.

(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate payments in excess of $10.0 million, unless:

(i)    the Affiliate Transaction is on terms that are no less favorable (as reasonably determined by the Borrower) to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii)    the Borrower delivers to the Administrative Agent:

(A)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, either (x) a resolution of the Board of Directors of the Borrower set forth in an officer’s certificate of a Responsible Officer certifying that such Affiliate Transaction complies with this Section 6.7 and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Borrower or (y) an opinion described in clause (B) below; and
(B)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.7(a):

(i)    any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or approved by the relevant Board of Directors;

(ii)    transactions between or among the Borrower and/or its Restricted Subsidiaries;

(iii)    transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)    payment of reasonable directors’ fees and indemnities to Persons who are not otherwise Affiliates of the Borrower;

(v)    any issuance of Equity Interests (other than Disqualified Capital Stock) of the Borrower to Affiliates of the Borrower;

(vi)    Restricted Payments that do not violate the provisions of Section 6.9 or a Permitted Investment;

(vii)    loans or advances to directors, officers and employees in the ordinary course of business not to exceed $10.0 million in the aggregate outstanding at any one time;

(viii)    any agreement, instrument or arrangement as in effect as of the Effective Date and any transactions contemplated thereby and any amendment thereto or replacement thereof, so long as any such amendment or replacement agreement that at the time such amendment or agreement is executed is no less favorable than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;

(ix)    any pro rata distribution (including a rights offering) to all holders of a class of Equity Interests or Indebtedness of the Borrower or any of its Restricted Subsidiaries, including Persons who are Affiliates of the Borrower or any of its Restricted Subsidiaries;

(x)    any transaction involving sales of electric capacity, energy, ancillary services, transmission services and products, steam, emissions credits, fuel, fuel transportation, shared services agreements, operation and maintenance agreements and fuel storage in the ordinary course of business on terms that are no less favorable (as reasonably determined by the Borrower) to the Borrower or the relevant Restricted Subsidiary of the Borrower than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;
(xi)    if the Borrower or any of its Restricted Subsidiaries enter into a transaction involving sales of electric capacity, energy, ancillary services, transmission services and products, steam, emissions credits, fuel, fuel transportation and fuel storage with any Person that is not an Affiliate, any amendment to any agreement with an Affiliate with respect thereto that modifies such agreement solely with respect to the subject matter of the transaction with such non-Affiliate;

(xii)    the trading and sharing of parts and components for equipment, tools and non-material equipment among the Borrower and its Affiliates, in the ordinary course of business or consistent with past practices of the relevant Persons, including for purposes of spare or replacement;

(xiii)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, in the determination of a senior financial officer of the Borrower, or are on terms not materially less favorable taken as a whole would reasonably have been obtained at such time from an unaffiliated party; and

(xiv)    transactions in which the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.7(a)(i).

6.8.    Asset Sales.

(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)    the Borrower (or its Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)    at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of $50.0 million and 2.5% of Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value). For purposes of this provision, each of the following will be deemed to be cash:

(A)    any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or any guarantee thereof) and assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;
(B)    any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted (by sale or other disposition) by the Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion within 60 days; and

(C)reasonable reserves for indemnity obligations and purchase price adjustments funded in cash or held back by the purchaser.

(b)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale or, if the Borrower or any of its Restricted Subsidiaries has entered into a binding commitment or commitments with respect to any of the actions described in Section 6.8(b)(iii)(A) through (iii)(C) below, within the later of (x) 365 days after the receipt of any Net Proceeds from an Asset Sale or (y) 365 days after the entering into such commitment or commitments, the Borrower (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(i)    in the case of a sale of assets of a Restricted Subsidiary of the Borrower that is not a Guarantor, to repay Indebtedness of that Restricted Subsidiary and correspondingly reduce commitments with respect thereto;

(ii)    in the case of a sale of assets pledged to secure Indebtedness (including Capital Lease Obligations), other than Parity Secured Debt, to repay the Indebtedness secured by those assets;

(iii)    in the case of any Asset Sale:

(A)    to acquire all or substantially all of the assets of (or any division, business unit or line of business of), or all or a majority of the Voting Stock of, a Person engaged in a Permitted Business, provided that such Person becomes a Restricted Subsidiary;

(B)    to make a capital expenditure (including, without limitation, a maintenance capital expenditure or expense); or

(C)    to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

(iv)    to collateralize the reimbursement obligations of the Borrower or any of its Restricted Subsidiaries in connection with surety or performance bonds or letters of credit or bankers’ acceptances issued in the ordinary course of business; or

(v)    any combination of the foregoing.

(c)    As to any Net Proceeds from any Asset Sale, pending final application of such Net Proceeds in accordance with this Section 6.8, the Borrower or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

(d)    Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 6.8(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Borrower shall make an Asset Sale Offer pursuant to Section 2.14(b) to all Lenders and an offer to all holders of other Parity Secured Debt that is pari passu with the Term Loans containing provisions similar to those set forth in this Agreement with respect to offers to purchase or redeem with the proceeds of sales of assets, an aggregate principal amount of Term Loans and such other Parity Secured Debt that may be purchased (or repaid, prepaid or redeemed) on a pro rata basis equal to the aggregate Excess Proceeds (an “Asset Sale Offer”). The offer price for the Term Loans in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Term Loans and other Parity Secured Debt tendered into such Asset Sale Offer or other offer exceeds the amount of Excess Proceeds, the Borrower will select the Term Loans and such other Parity Secured Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

6.9    Limitation on Restricted Payments.

(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any other payment or distribution on account of the Borrower or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’

Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Borrower or any of its Restricted Subsidiaries);

(ii)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or Parent;

(iii)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or of any Guarantor that is subordinated to the Term Loans or any guarantee thereof (excluding any intercompany Indebtedness, intercompany receivables or intercompany advances between or among any of the Borrower and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(iv)    make any Investment that is not a Permitted Investment.
(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).
(b)    The foregoing provisions of Section 6.9(a) shall not prohibit:

(i)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii)    the making of any Restricted Payment in exchange for Equity Interests of the Borrower, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of any Borrower) of Equity Interests of the Borrower (other than Disqualified Capital Stock) and, to the extent contributed to the Borrower, Equity Interests of Parent, or out of the cash proceeds of the substantially concurrent contribution of common equity capital or surplus to the Borrower (other than, in each case, the proceeds of the 2017 Notes);

(iii)    the defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness or Disqualified Capital Stock of the Borrower or any Guarantor that is subordinated to the Obligations or to any guarantee thereof with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of any series of its Equity Interests on a pro rata basis;

(v)    so long as no Event of Default has occurred and is continuing or would be caused thereby, (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent, the Borrower or any Restricted Subsidiaries of the Borrower in connection with any management equity subscription agreement, stock option agreement, shareholders’ agreement, severance agreement, employee benefit plan or agreement or similar agreement, (B) the repurchase for value of any Equity Interests of any Parent, the Borrower or any Restricted Subsidiaries of the Borrower in the open market to satisfy stock options issued by Parent, the Borrower or any Restricted Subsidiaries of the Borrower that are outstanding; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests after the Effective Date may not exceed (x) $10.0 million in any calendar year (or the pro rata portion thereof for the calendar year 2017) or (y) $40.0 million in the aggregate since the Effective Date; provided, however, that if the aggregate amount applied pursuant to this Section 6.9(b)(v) shall be less than $10.0 million in any calendar year or the pro rata portion thereof for the calendar year 2017 (before giving effect to any carryover), then the amount of such shortfall may be added to the amount that may be applied under this Section 6.9(b)(v) in any subsequent calendar year, subject at all times to the preceding clause (y);

(vi)    the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(vii)    the purchase by the Borrower of fractional shares upon conversion of any securities of the Borrower into Equity Interests of the Borrower;

(viii)    the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Borrower or any preferred stock of its Restricted Subsidiaries issued on or after the Effective Date in accordance with the Fixed Charge Coverage Ratio test contained in Section 6.1;

(ix)    upon the occurrence of (i) a Change of Control and after the completion of the Change of Control Prepayment Offer pursuant to Section 2.14(a) or (ii) an Asset Sale to the extent an Asset Sale Offer is required in accordance with this Agreement and after the completion of the Asset Sale Offer pursuant to Section 2.14(b) (including, in each case, the repayment of all Term Loans of accepting Lenders), any purchase, defeasance, retirement, redemption or other acquisition of Equity Interests or Indebtedness that is contractually subordinated to the Obligations or any guarantee thereof required under the terms of such Capital Stock or Indebtedness as a result of such Change of Control or Asset Sale, as applicable;

(x)    [Reserved];

(xi)    the transactions with any Person (including any Affiliate of the Borrower) set forth in clauses (i) and (iv) of Section 6.7 and the funding of any obligations in connection therewith;

(xii)    the issuance of Equity Interests of the Borrower (other than Disqualified Capital Stock) for other Equity Interests of the Borrower in connection with any rights offering and payments for the redemption of fractional shares in connection with any rights offering;

(xiii)    the declaration and payment of dividends or distributions to, or the making of loans to any Parent:

(A)    with respect to any taxable period for which the Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income Tax purposes, in amounts required for such Parent to pay federal, state and/or local income Taxes to the extent such income Taxes are attributable to the income of the Borrower and/or its Restricted Subsidiaries and, to the extent of the amount actually received from Unrestricted Subsidiaries, in amounts required to pay such Taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any taxable year does not exceed the amount that the Borrower and/or its applicable Restricted Subsidiaries (and, to the extent described above, its applicable Unrestricted Subsidiaries) would have been required to pay in respect of such federal, state and/

or local income Taxes, as applicable, for such taxable year had the Borrower and/or such Restricted Subsidiaries (and/or such Unrestricted Subsidiaries, as applicable) paid such Taxes as a stand-alone taxpayer, less any such federal, state and/or local income Taxes, as applicable, actually payable directly by the Borrower and/or its Restricted Subsidiaries (and/or its Unrestricted Subsidiaries, as applicable); and

(B)    in an aggregate amount not to exceed $1.0 million per annum (such amount to be adjusted upwards annually, beginning on January 1, 2018, by 5% on a compounded basis) to pay reasonable accounting, legal and administrative expenses of any Parent when due;

(xiv)    Investments in Unrestricted Subsidiaries not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets since the Effective Date;

(xv)    the making of any Restricted Payment with the proceeds from the transfer of an undivided interest in the Magic Valley Generating Center in Edinburg, Texas pursuant to the purchase option set forth in Article XIV of the Power Purchase and Sale Agreement with South Texas Electric Cooperative, Inc., dated May 22, 1998, as in effect on the Effective Date;

(xvi)    additional Restricted Payments in an aggregate amount not to exceed $10.0 million in any calendar year (or the pro rata portion thereof for the calendar year 2017); provided, however, that if the aggregate amount applied pursuant to this Section 6.9(b)(xvi) shall be less than $10.0 million in any calendar year or the pro rata portion thereof for the calendar year 2017 (before giving effect to any carryover), then the amount of such shortfall may be added to the amount that may be applied under this Section 6.9(b)(xvi) in any subsequent calendar year;

(xvii)    additional Restricted Payments so long as at the time of such Restricted Payment, the amount of such Restricted Payments together with all other Restricted Payments made pursuant to Section 6.9(b)(xvii) does not to exceed the greater of (x) $75.0 million and (y) 3.5% of Total Assets; and

(xviii)    the dividend of the Equity Interests of any Unrestricted Subsidiary; and

(xix)    the payment or making of any cash Restricted Payment; provided that no Default or Event of Default has occurred and is continuing or would occur as a consequence of such cash dividend.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.9 will be determined by the Board of Directors of the Borrower; provided that if the Fair Market Value of such assets or securities involves an aggregate amount in excess of $50.0 million, the Borrower shall deliver to the Administrative Agent a resolution of the Board of Directors of the Borrower set forth in an officer’s certificate of a Responsible Officer certifying that such valuation has been approved by a majority of the members of the Board of Directors of the Borrower.

For purposes of determining compliance with this Section 6.9, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Borrower, in their sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would be permitted at the time of any such reclassification.
6.10.    Changes in Covenants When Term Loans Rated Investment Grade.

(a)    If on any date following the Effective Date:

(i)    the rating assigned to the Term Loans by either S&P or Moody’s is an Investment Grade Rating and

(ii)    no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants contained in Sections 6.1, 6.3(a)(iv), 6.4(a)(i), 6.4(a)(iii), 6.5, 6.6, 6.7, 6.8 (and 2.14(b)) and 6.9 will be suspended.
(b)    Notwithstanding the provisions of Section 6.10(a), if the ratings assigned by both such rating agencies with respect to the Term Loans should subsequently decline to below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date that both such ratings are below Investment Grade Ratings, unless and until such Term Loans subsequently attain an Investment Grade Rating from either S&P or Moody’s (in which event the suspended covenants will again be suspended for such time that the Term Loans maintain an Investment Grade Rating from either S&P or Moody’s); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under this Agreement, the Security Documents or the related Guarantees with respect to the suspended covenants, and none of the Borrower or any of its Subsidiaries will bear any liability for any actions taken or events occurring after such Term Loans attain an Investment Grade Rating from either S&P or Moody’s and before any reinstatement of the suspended covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to the reinstatement, regardless of whether those actions or events would have been permitted if the applicable suspended covenant had remained in effect during such period.

SECTION 7

Events of Default

7.1    Events of Default. Each of the following is an “Event of Default”:

(a)    default for 30 days in the payment when due of interest on the Term Loans;
(b)    default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Term Loans;
(c)    failure by Borrower to comply with the provisions of Section 2.14 or 6.3;
(d)    failure by any Loan Party for 60 days after notice from the Administrative Agent or the Required Lenders to comply with any of the other agreements in this Agreement or the Security Documents required by this Agreement;

(e)    (i) default under any other mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of any Loan Party (or the payment of which is guaranteed by any Loan Party), whether such Indebtedness or Guarantee now exists, or is created after the date of this Agreement, if that default:
(A)    is caused by a failure to pay principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”); or

(B)    results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100,000,000 or more; provided that this Section 7.1(e)(i) shall not apply to Indebtedness that becomes due solely as a result of the voluntary sale or transfer of property or assets to the extent such sale or transfer is permitted by the terms of such Indebtedness; or
(ii)    [Reserved];

(f)    any of the Security Documents shall cease, for any reason, to be in full force and effect (other than in accordance with its terms) with respect to Collateral with a book value greater than $50,000,000, or any Loan Party shall so assert, or any Lien (affecting Collateral with a book value greater than $50,000,000) created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, pursuant to a failure of the Administrative Agent, the Collateral Agent, any other agent appointed by the Administrative Agent, the Collateral Agent or the Lenders to take any action within the sole control of such Person that is expressly required by the Loan Documents to be taken by such Person) (it being understood that the release of Collateral from the Security Documents or the discharge of a Guarantor therefrom in accordance with the terms hereof and thereof shall not be construed (x) as any of the Security Documents ceasing to be in full force and effect or (y) as any of the Liens created thereunder ceasing to be enforceable or of the same priority and effect purported to be created thereby);
(g)    except as permitted by this Agreement, the Guaranty Agreement or the Pledge and Security Agreement, any Guaranty Reimbursement Obligation of a Significant Subsidiary ceases, for any reason, to be in full force and effect (other than in accordance with its terms), or any Significant Subsidiary that is a Guarantor denies or disaffirms in writing its obligations under its Guaranty Reimbursement Obligation;
(h)    [Reserved];

(i)    the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(i)commences a voluntary case,

(ii)consents to the entry of an order for relief against it in an involuntary case,

(iii)consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)makes a general assignment for the benefit of its creditors, or

(v)generally is not paying its debt as they become due; or

(j)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii)    appoints a custodian of the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors of the Borrower that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary; or

(iii)    orders the liquidation of the Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days.
In the case of an Event of Default specified in clause (i) or (j) of this Section 7.1 with respect to the Borrower, all outstanding Term Loans will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Required Lenders may declare all the Term Loans to be due and payable immediately. Upon any such declaration, the Term Loans shall become due and payable immediately. The Required Lenders by written notice to the Administrative Agent may, on behalf of all of the Lenders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.
SECTION 8

The Agents

8.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Administrative Agent and the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

8.2    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agent and the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

8.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for the creation, perfection or priority of any Lien purported to be created by the Security Documents, the value or sufficiency of the Collateral or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts reasonably selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement or any other Loan Document, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement or any other Loan Document, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interests of the Lenders.

8.6    Non-Reliance on Arrangers, Agents and Other Lenders. Each Lender expressly acknowledges that neither the Arrangers, the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Arranger or Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Arranger or Agent to any Lender. Each Lender represents to the Arrangers and Agents that it has, independently and without reliance upon any Arranger, Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Arranger, Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

8.7    Indemnification. The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Percentage in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Term B Commitments or any series of Incremental Commitments shall have terminated and the Term B Loans or any series of Incremental Term Loans shall have been paid in full, ratably in accordance with such Term Percentage or Incremental Term Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent, in any way relating to or arising out of, the Term B Commitments, any Incremental Commitment, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Term Loans and all other amounts payable hereunder.

8.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as an Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as an Administrative Agent by the date that is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation, the provisions of this Section 8 and Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10    RESERVED. Collateral Security. The Collateral Agent will hold, administer and manage any Collateral pledged from time to time under the Security Documents either in its own name or as Collateral Agent, but each Lender shall hold a direct, undivided pro rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement and the other Loan Documents, subject to the priority of payments referenced in Section 7.2 of the Pledge and Security Agreement and subject to the terms of any applicable intercreditor agreement.

8.12    Enforcement by the Administrative Agent and Collateral Agent. All rights of action under this Agreement and under the Obligations and all rights to the Collateral hereunder may be enforced by the Administrative Agent and the Collateral Agent and any suit or proceeding instituted by the Administrative Agent or the Collateral Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent or Collateral Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agent and the Collateral Agent.

8.13    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agents (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 2.18 and 2.19 and without limiting or expanding the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13. The agreements in this Section 8.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

8.14    Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into the Parity Secured Intercreditor Agreement, and the parties hereto acknowledge that the Parity Secured Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Parity Secured Intercreditor Agreements and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Parity Secured Intercreditor Agreement. In addition, but in conformance with the terms hereof, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into any amendments to the Parity Secured Intercreditor Agreements to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 6.2 of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9

Miscellaneous

9.1    Amendments and Waivers.

(a)    None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. Except to the extent otherwise provided in (or permitted by) the Parity Secured Intercreditor Agreement and/or the Guaranty Agreement and the Pledge and Security Agreement, the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (I) enter into written amendments, supplements or modifications hereto or to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A)(i) forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, (ii) reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Term B Lenders or Required Incremental Lenders with respect to Term B Loans or the applicable tranche of Incremental Term Loans, respectively)) or extend the scheduled date of any payment thereof, (iii) increase the amount or extend the expiration date of any Lender’s Term Commitment or Incremental Commitment (it being understood that a waiver of any Event of Default or Default shall not be deemed to be an increase in the amount of any Lender’s Term Commitment or Incremental Commitment), or (iv) release all or substantially all of the Collateral for the Obligations or release all or substantially all of the Guarantors (except, in either case, as expressly permitted by the Loan Documents), in each case without the written consent of each Lender directly affected thereby, (B) RESERVED; (C) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 9.1(a) or any other provision of any Section hereof expressly requiring the consent of all the Lenders (except, in either case, for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford protections to such additional extensions of credit of the type provided to the Term Commitments on the Effective Date), or (ii) reduce the percentage specified in or otherwise change the definition of Required Lenders (it being understood that, with the consent of the Required Lenders or the Required Term B Lenders, as applicable, or as otherwise permitted hereunder, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Commitments are included on the Effective Date), or (iii) change Section 2.17 in a manner that would alter the pro rata sharing of payments required thereby (other than as permitted thereby or by Section 9.1(b)), (D) amend, modify or waive any provision of Section 8 or any other provision of this Agreement or the other Loan Documents, which affects, the rights, duties or obligations of the Administrative Agent without the written consent of the Administrative Agent, (E) require consent of any Person to an amendment to this Agreement made pursuant to Section 2.27 other than the Borrower and each Lender participating in the respective Extension and (F) reduce the percentage specified in or otherwise change the definition of Required Term B Lenders or Required Incremental Lenders without the consent of the Required Term B Lenders or Required Incremental Lenders, as applicable (other than as permitted by clause (C)(ii) above). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Borrower and the institutions providing each Refinancing Credit Facility (as defined below) (a) to add one or more additional credit facilities to this Agreement for the purpose of refinancing or replacing any and all of the Term Loans and Term Commitments hereunder (each a “Refinancing Credit Facility”) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Term B Lenders or Required Incremental Lenders, as applicable; provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) any Refinancing Credit Facility does not mature prior to the earliest maturity date of the Term Loans being refinanced and (iii) the other terms and conditions of such Refinancing Credit Facility (excluding pricing and optional prepayment and redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the Lenders providing such Refinancing Credit Facility than, those applicable to the Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the latest Termination Date of the Term Loans existing at the time of such refinancing).

(c)    Notwithstanding anything to the contrary contained in this Section 9.1, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Administrative Agent and the Collateral Agent are each hereby irrevocably authorized by each Lender (and each such Lender expressly consents), without any further action or the consent of any other party to any Loan Document, to make any technical amendments to the Guaranty Agreement and the Security Documents to correct any cross-references therein to any provision of this Agreement that may be necessary in order to properly reflect the amendments made to this Agreement.

(d)    Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) as provided in Sections 2.25 and 2.27.

9.2    Notices.

(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future Lenders:

The Borrower and the Guarantors:	Calpine Construction Finance Company, LP
717 Texas Avenue, Suite 11.051D
Houston, TX 77002
Attention: Chief Legal Officer
Telephone: 832-325-5065
Fascimile: 832-325-5066

The Administrative Agent:	Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Attention: Loan Operations - Agency Manager
Telephone: 919-994-6369
Fascimile: 212-322-2291
E-mail: agency.loanops@credit-suisse.com

with copies (which shall not constitute notice) to:
Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005
Attention: William J. Miller, Esq.
Fascimile: 212-378-2500
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites or other information platform (the “Platform”)) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 2.2, 2.8(e), 2.11, 2.13, 2.14, 2.15, 2.20, 2.25 and 2.27(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    RESERVED.

(d)    Each of the Loan Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)    The Platform and any Approved Electronic Communications are provided “as is” and “as available.” None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the Approved Electronic Communications.

(f)    Each of the Loan Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

9.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and the other extensions of credit hereunder.

9.5    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Collateral Agent for all its reasonable out-of-pocket costs and expenses reasonably incurred in connection with (i) the development, negotiation, preparation, execution and delivery of this Agreement and any other documents prepared in connection herewith or therewith, including any amendment, supplement or modification to any of the foregoing and (ii) the consummation and administration of the transactions contemplated hereby and thereby, and the reasonable fees and disbursements of one counsel to the Administrative Agent, the Collateral Agent and the Arrangers, taken as a whole (and, to the extent necessary, one local counsel in each relevant jurisdiction for all such entities, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction to the affected entities similarly situated, taken as a whole), and security interest filing and recording fees and expenses, (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its reasonable costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents following the occurrence and during the continuance of an Event of Default, including without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent, the Collateral Agent and the Lenders and each of their respective affiliates, taken as a whole (and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction for all such entities, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction to the affected entities similarly situated, taken as a whole), (c) to pay, and indemnify and hold harmless each Lender, each Arranger, the Collateral Agent and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents (without duplication to payments made pursuant to Section 2.19) and (d) to pay, and indemnify and hold harmless each Lender, each Arranger, the Collateral Agent, the Administrative Agent and each of their respective Affiliates, directors, officers, employees, representatives, partners and agents (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the other Loan Documents or the use of the proceeds of the Term Loans or any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective properties and the reasonable fees and expenses of one legal counsel for the Indemnitees taken as a whole in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities to the extent (x) determined by the final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Persons, (y) resulting from a material breach by such Indemnitee or any of such Indemnitee’s Related Persons of its material obligations under this Agreement or the other Loan Documents or (z) related to any dispute solely among Indemnitees other than any claims against any Indemnitee in its capacity or in fulfilling its role as an Agent, an Arranger or any similar role under this Agreement and the other Loan Documents and other than any claims involving any act or omission on the part of the Borrower or its Subsidiaries; provided, further, that the Borrower shall in no event be responsible for consequential, indirect, special or punitive damages to any Indemnitee pursuant to this Section 9.5 except such consequential, indirect, special or punitive damages required to be paid by such Indemnitee in respect of any indemnified liabilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee related to the indemnified liabilities. To the extent permitted by applicable law, no Loan Party nor any of their respective Subsidiaries shall assert, and each Loan Party hereby waives, on behalf of itself and its Subsidiaries, any claim against each Lender, each Arranger, each Agent and their respective affiliates, directors, officers, employees, attorneys, representatives, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees, on behalf of themselves and each of their respective Subsidiaries, not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Treasurer of the Borrower (Telecopy No. 713-353-9137), at the address of the Borrower set forth in Section 9.2 (with copies (which shall not constitute notice) to the Associate General Counsel of the Borrower at the respective addresses set forth in Section 9.2), or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.

9.6    Successors and Assigns; Participations.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted, except that (i) unless otherwise permitted by Section 6.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a Disqualified Lender) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitments and the respective tranche of Term Loans at the time owing to it) with the prior written consent of:

(A)    the Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.1(a), (b), (i) (in the case of the Borrower only) or (j) (in the case of the Borrower only) has occurred and is continuing, any other Person; and
(B)    the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans of the respective tranche, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7(a), Section 7.1(b), Section 7.1(i) (in the case of Borrower only) or Section 7(j) (in the case of the Borrower only) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
(B)    (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (although the Borrower shall not be responsible for the payment of the recordation fee unless the Borrower has chosen to replace a Lender pursuant to Section 2.26) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(D)    except as provided in Section 2.28 or in Section 9.6(f), none of the Loan Parties, their respective Affiliates or any natural person shall be an Assignee hereunder.
For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.5 for the period of time in which it was a Lender hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount (and interest amounts) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Term Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(v)    Upon its receipt of an Assignment and Acceptance (executed via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), by a transferor Lender and an Assignee, as the case may be (and, in the case of an Assignee that is not then a Lender, by the Administrative Agent and the Borrower to the extent required under paragraph (c) above), together with payment to the Administrative Agent by the transferor Lender or the Assignee of a recordation and processing fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the transferor Lender, the Assignee and the Borrower.
(vi)    Notwithstanding anything to the contrary contained in Section 9.6(b), no consent of the Administrative Agent (and no processing and recordation fee or administrative questionnaire) shall be required to be obtained, paid or delivered (as the case may be) for any assignment of Term Loans in any principal amount as part of a purchase of such Term Loans in accordance with Section 2.28.
(c)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than any Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Document or to otherwise exercise its voting righting rights under this Agreement and any other Loan Document; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations of such sections and Section 2.26) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.19(e) shall be delivered solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
(i)A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that any entitlement to a greater payment results from a change in any Requirement of Law arising after such Participant became a Participant.
(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan

Document) to any Person expect to the extent that such disclosure is necessary to establish that any Loans are in registered form for U.S. federal income tax purposes.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    Subject to Section 9.15, the Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee (in each case which agrees to comply with the provisions of Section 9.15 or confidentiality requirements no less restrictive on such prospective transferee than those set forth in Section 9.15) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to the Borrower or any of its Subsidiaries or Affiliates; provided that:

(i)    upon the effectiveness of any such assignment (or contribution of Loans to the capital of the Borrower by an Affiliate thereof which shall occur substantially concurrently with the assignment to an Affiliate of the Borrower), such Loans shall be retired, and shall be deemed cancelled and not outstanding for all purposes under this Agreement; and

(ii)    no Default or Event of Default shall exist or be continuing.

Each Lender acknowledges and agrees that in connection with each Assignment and Acceptance pursuant to this Section 9.6(f), (i) the Borrower then may have, and later may come into possession of Excluded Information, (ii) such Lender has independently and without reliance on the Borrower or any of its Subsidiaries or Affiliates made such Lender’s own analysis and determined to enter into an assignment of such Term Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iii) the Borrower and its Subsidiaries shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and its Subsidiaries, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders hereunder. Each Lender which assigns Term Loans pursuant to this Section 9.6(f) agrees to the provisions of the two preceding sentences, and agrees that they shall control, notwithstanding any inconsistent provision hereof or in any Assignment and Acceptance.

(g)    The Borrower, on behalf of itself and its Affiliates and the Lenders, expressly acknowledges that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not have any obligation to monitor whether assignments or participations are made to Disqualified Lenders and none of the Borrower, the Lenders or any of their respective Affiliates will bring any claim to such effect. The Administrative Agent shall have the right to disclose the list of Disqualified Lenders to any Lender requesting the same.

9.7    Adjustments; Setoff.

(a)    Except to the extent that this Agreement, any other Loan Document or a court order expressly provides or permits for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment or participation made pursuant to Section 9.6 or in connection with an Auction that is permitted under Section 2.28), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7.1(i) or (j), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Notwithstanding anything to the contrary contained in this Section 9.7(a), no purchase or assignment of Term Loans in connection with an Auction that is permitted under Section 2.28 or Section 9.6(f) (and no payment made or cancellation of such Term Loans in connection therewith) and no extension of Term Loans that is permitted under Section 2.27 shall constitute a payment of any of such Term Loans for purposes of this Section 9.7.

(b)    In addition to any rights and remedies of the Lenders provided by law and subject to the terms of the Pledge and Security Agreement, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

9.9.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12    Submission To Jurisdiction; Waivers.

(a)    Subject to clause (b)(iii) of this Section 9.12, each party hereto hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in each case that are located in the Borough of Manhattan, The City of New York;

(b)    The Borrower hereby irrevocably and unconditionally:

(i)    agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(ii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iii)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of any Agent, any Arranger or any Lender to sue in any other jurisdiction; and

(iv)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
9.13    Acknowledgements. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    notwithstanding the provisions of this Agreement or any of the other Loan Documents and the Arrangers shall have no powers, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents;
(c)    the Agents, the Arrangers, the Lenders and their Affiliates may have economic interests that conflict with those of the Borrower; and

(d)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
9.14    Releases of Guarantees and Liens.

(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (and each such Lender hereby expressly consents) (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1(a)) to take any action reasonably requested by the Borrower having the effect of releasing any Collateral or Guarantor from its guarantee obligations (i) that has been consented to in accordance with Section 9.1(a) or in connection with any sale, transfer or other disposition of any Collateral or Guarantor to a Person that is not a Loan Party, including as a result of any investments of Collateral in non-Guarantor Subsidiaries to the extent not prohibited by the Loan Documents, (ii) to the extent any such release is permitted at such time pursuant to any applicable intercreditor agreement and/or the applicable Security Document or (iii) under the circumstances described in paragraphs (b) or (c) below (and, upon the consummation of any such transaction in preceding clause (i), (ii) or (iii), such Collateral shall be disposed of free and clear of all Liens under the Security Documents and/or such Guarantor shall be released from its obligations under the Loan Documents).

(b)    At such time as the Term Loans and the other Obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements or Cash Management Agreements) shall have been paid in full and all Commitments of the Lenders have expired or terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Lenders hereby agree, and each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action required by the Borrower having the effect of releasing a Guarantor from its guarantee obligations under the Guaranty Agreement and as a Grantor under the Security Documents if (i) such Guarantor constitutes (or becomes) an Excluded Subsidiary and is not required to be a Guarantor of the Term Loans pursuant to Section 5.8, (ii) all or substantially all of the assets of such Guarantor have been sold or otherwise disposed of (including by way of merger or consolidation) to a Person that is not a Borrower or a Guarantor or (iii) such Guarantor has been liquidated or dissolved.

(d)    In connection with any release of Collateral of the type described above in clause (a) or (c) notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (and each such Lender hereby expressly consents) (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1(a)) to take any action with respect to the Collateral requested by the Borrower to the extent necessary to permit such release or other transaction, including without limitation, directing the Collateral Agent to execute agreements with respect to any Collateral, upon the delivery to the Administrative Agent and Collateral Agent of a certificate signed by an officer of the Borrower stating that such action and the release of the Collateral or other transaction, as applicable, is permitted by each Loan Document.

9.15    Confidentiality. Each Agent, each Arranger and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent any Agent, any Arranger or any

Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof (so long as such affiliate agrees to be bound by the provisions of this Section 9.15), (b) subject to an agreement to comply with provisions no less restrictive than this Section 9.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, officers, agents, attorneys, accountants, partners and other professional advisors or those of any of its affiliates, (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or other legal process, provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that to the extent permitted by law, such Lender shall promptly notify the applicable Loan Party of such disclosure, (g) to the extent such information has been independently developed by such Lender or that has been publicly disclosed other than in breach of this Agreement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering this Agreement or the other Loan Documents, will be syndicate-level information, which may (except as provided in the following paragraph) contain material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender confirms to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information, (ii) it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws and (iii) it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
The Borrower acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its subsidiaries or their securities) (each, a “Public Lender”) and, if documents required to be delivered pursuant to Section 5.1 or 5.2 or otherwise are being distributed through the Platform, the Borrower agrees to designate those documents or other information that are suitable for delivery to the Public Lenders as such. Any document that the Borrower has indicated contains non-public information shall not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document delivered pursuant to Section 5.1 or 5.2 contains non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. The Borrower acknowledges and agrees that copies of the Loan Documents may be distributed to Public Lenders (unless the Borrower promptly notifies the Administrative Agent that any such document contains material non-public information with respect to the Borrower or its securities).

9.16    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17    U.S.A. PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the PATRIOT Act.

9.18    No Fiduciary Duty. Each Agent, each Lender, the Arrangers and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto. None of the Arrangers identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder. Without limiting any other provision of this Article, none of such Arrangers in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender, the Administrative Agent or any other Person by reason of this Agreement or any other Loan Document.

9.19    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Co-Managers, the Joint Lead Arrangers, the Joint Bookrunners and each of their Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Co-Managers, the Joint Lead Arrangers, the Joint Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent, the Co-Managers, the Joint Lead Arrangers, the Joint Bookrunners or any of their Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other Person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Term Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to any of the Administrative Agent, the Co-Managers, the Joint Lead Arrangers, the Joint Bookrunners or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Term Commitments or this Agreement.

(c)    Each of the Administrative Agent, the Co-Managers, the Joint Lead Arrangers and the Joint Bookrunners hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Term Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Term Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Term Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
***

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

CALPINE CONSTRUCTION FINANCE COMPANY, L.P.

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Chief Financial Officer

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ MIKHAIL FAYBUSOVICH
Name: Mikhail Faybusovich Title: Authorized Signatory

By:	/s/ WARREN VAN HEYST
Name: Warren Van Heyst Title: Authorized Signatory

[Signature Page to Credit Agreement]

Schedule 1.1A
Term Commitment Amounts

COMMITMENT PARTY	TERM B COMMITMENT AMOUNT
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$1,000,000,000

Schedule 1.1B
Mortgaged Properties1

Owner on Effective Date	Common Name and Address
Calpine Construction Finance Company, L.P.	Magic Valley Energy Center 3333 North McColl Road Edinburg, TX 78541-8804 Hidalgo County, Texas
Calpine Construction Finance Company, L.P.	Westbrook Energy Center 60 Eisenhower Drive P.O. Box 616 Westbrook, ME 04092 Cumberland County, Maine
Jack A. Fusco Energy Center, LLC	Brazos Valley Energy Center 3440 Lockwood Road Richmond, TX 77469 Fort Bend County, Texas
Calpine Bosque Energy Center, LLC	Bosque Energy Center 557 Bosque County Road 3610 Clifton, TX 76634 Bosque County, Texas and Hill County, Texas
Guadalupe Power Partners, LP	Guadalupe 5740 Weil Road Marion, TX 78124 Guadalupe County, TX
Calpine Fore River Energy Center, LLC	Fore River Energy Center 9 Bridge Street North Weymouth, MA 02191 Norfolk County, MA

_________________________

1 The Mortgage and related documentation under Section 5.10 hereof shall be delivered within 90 days after the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion).

Schedule 3.6
Subsidiaries

Legal Name	Jurisdiction of Organization	Calpine Construction Finance Company, L.P. Ownership	Other Loan Party Ownership (if any)
Calpine Bosque Energy Center, LLC	Ontario, Canada	100%
Calpine Fore River Energy Center, LLC	Delaware	100%
Calpine Guadalupe GP, LLC	Delaware	100%
Calpine Guadalupe LP, LLC	Delaware	100%
Guadalupe Power Partners, LP	Delaware	0%	Calpine Guadalupe GP, LLC - 1% Calpine Guadalupe LP, LLC - 99%
Jack A. Fusco Energy Center, LLC	Delaware	100%
Westbrook Energy Center, LLC	Delaware	100%

Schedule 4.2
Effective Date Loan Documents

1.    Pledge and Security Agreement
2.    Guaranty Agreement
3.    Perfection Certificate
4.    Partnership Interest Pledge Agreement

EXHIBIT A-1
FORM OF BORROWER’S
EFFECTIVE DATE CERTIFICATE
December 15, 2017
Reference is hereby made to the Credit Agreement, dated as of December 15, 2017 (in effect on the date hereof, the “Credit Agreement”), among Calpine Construction Finance Company, L.P., a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch (“CS”), as Administrative Agent. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.
Pursuant to Section 4.1(c) of the Credit Agreement, the undersigned Chief Legal Officer and Corporate Secretary of the Borrower hereby certifies, solely in such person’s capacities as Chief Legal Officer and Corporate Secretary, and not individually, as follows:
1.    The representations and warranties of the Borrower set forth in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof (unless stated to relate to a specific earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).
2.    No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the making of the Term Loans to be made on the date hereof and the use of proceeds thereof.
3.    The condition precedent set forth in Section 4.1(d) of the Credit Agreement was satisfied as of the Effective Date.
4.    There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred adversely affecting or threatening the continued partnership existence of the Borrower.
5.    Attached hereto as Exhibit A are true and complete copies of certain resolutions duly adopted by the General Partner of the Borrower as of December 15, 2017, such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only partnership proceedings of the Borrower now in force relating to or affecting the matters referred to therein.
6.    Attached hereto as Exhibit B are true and complete copies of the limited partnership agreement of the Borrower as in effect on the date hereof together with all amendments thereto adopted through the date hereof.
7.    Attached hereto as Exhibit C are true and complete copies of the certificate of limited partnership of the Borrower as in effect on the date hereof together with all amendments thereto adopted through the date hereof that are certified by the relevant authority of the jurisdiction of organization of the Borrower.

EXHIBIT A-1-1

8.    Attached hereto as Exhibit D is a true and complete copy of the good standing certificate of the Borrower that is certified by the relevant authority of the jurisdiction of organization of the Borrower.
9.    The following persons are now duly elected and qualified officers of the Borrower on the date hereof holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each such officer is duly authorized to execute and deliver on behalf of the Borrower each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Loan Documents to which it is a party.
(Incumbency and specimen signature pages follow)

EXHIBIT A-1-2

Incumbency and Specimen Signature for the Borrower

Name	Office	Signature

John B. (Thad) Hill	President

W. Thaddeus Miller	Corporate Secretary and Chief Legal Officer

Zamir Rauf	Chief Financial Officer

INCUMBENCY - BORROWER EFFECTIVE DATE CERTIFICATE
EXHIBIT A-1-3

IN WITNESS WHEREOF, the undersigned has signed and delivered this certificate as of the date first written above.

By:
Name: W. Thaddeus Miller Title: Corporate Secretary and Chief Legal Officer

BORROWER EFFECTIVE DATE CERTIFICATE - SIGNATURE PAGE
EXHIBIT A-1-4

EXHIBIT A TO EFFECTIVE DATE CERTIFICATE
[Resolutions]

EXHIBIT A-1-5

EXHIBIT B TO EFFECTIVE DATE CERTIFICATE
[Limited Partnership Agreement]

EXHIBIT A-1-6

EXHIBIT C TO EFFECTIVE DATE CERTIFICATE
[Certificate of Limited Partnership]

EXHIBIT A-1-7

EXHIBIT D TO EFFECTIVE DATE CERTIFICATE
[Good Standing Certificate]

EXHIBIT A-1-8

EXHIBIT A-2
FORM OF GUARANTORS’
EFFECTIVE DATE CERTIFICATE
December 15, 2017
Reference is hereby made to the Credit Agreement, dated as of December 15, 2017 (in effect on the date hereof, the “Credit Agreement”), among Calpine Construction Finance Company, L.P., a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch (“CS”), as Administrative Agent. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.
Pursuant to Section 4.1(c) of the Credit Agreement, the undersigned Responsible Officer of each Loan Party set forth on Schedule I attached hereto (each, a “Certifying Loan Party”) hereby certifies, solely in such person’s capacity as a Responsible Officer of each such Certifying Loan Party and not individually, as follows:
1.    The representations and warranties of each Certifying Loan Party set forth in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof (unless stated to relate to a specific earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).
2.    No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the making of the Term Loans to be made on the date hereof and the use of proceeds thereof.
3.    The condition precedent set forth in Section 4.1(d) of the Credit Agreement was satisfied as of the Effective Date.
4.    There are no liquidation or dissolution proceedings pending or to my knowledge threatened against any Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate, limited liability company or partnership existence, as the case may be, of any Certifying Loan Party.
5.    Attached hereto as Exhibit A are true and complete copies of certain resolutions duly adopted by the board of directors or other applicable governing body of such Certifying Loan Parties as of December 15, 2017; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate, limited liability company or partnership proceedings, as applicable, of each Certifying Loan Party now in force relating to or affecting the matters referred to therein.
6.    Attached hereto as Exhibit B are true and complete copies of the by-laws, limited partnership agreements, operating agreements, limited liability partnership agreements or limited liability company agreements, as applicable, of each Certifying Loan Party as in effect on the date hereof together with all amendments thereto adopted through the date hereof.

EXHIBIT A-2-1

7.    Attached hereto as Exhibit C are true and complete copies of the certificate of incorporation, certificate of limited partnership, certificate of limited liability partnership or certificate of formation, as applicable, of each Certifying Loan Party as in effect on the date hereof together with all amendments thereto adopted through the date hereof that are certified by the relevant authority of the jurisdiction of organization of each Certifying Loan Party.
8.    Attached hereto as Exhibit D are true and complete copies of the good standing certificate of each Certifying Loan Party that is certified by the relevant authority of the jurisdiction of organization of each Certifying Loan Party.
9.    The undersigned is duly authorized to execute and deliver on behalf of each Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by each Certifying Loan Party pursuant to the Loan Documents to which it is a party.
(Incumbency and specimen signature pages follow)

EXHIBIT A-2-2

Incumbency and Specimen Signature for the Certifying Loan Parties listed on Schedule I

Name	Office	Signature

John B. (Thad) Hill	President

W. Thaddeus Miller	Corporate Secretary and Chief Legal Officer

Zamir Rauf	Chief Financial Officer

INCUMBENCY - GUARANTORS’ EFFECTIVE DATE CERTIFICATE
EXHIBIT A-2-3

IN WITNESS WHEREOF, the undersigned has signed and delivered this certificate as of the date first written above.

By:
Name: W. Thaddeus Miller Title: Chief Legal Officer and Corporate Secretary

GUARANTORS’ EFFECTIVE DATE CERTIFICATE - SIGNATURE PAGE
EXHIBIT A-2-4

SCHEDULE I
Name of Guarantors
Calpine Bosque Energy Center, LLC
Calpine Fore River Energy Center, LLC
Calpine Guadalupe GP, LLC
Calpine Guadalupe LP, LLC
Guadalupe Power Partners, LP
Jack A. Fusco Energy Center, LLC
Westbrook Energy Center, LLC

EXHIBIT A-2-5

EXHIBIT A TO EFFECTIVE DATE CERTIFICATE
[Resolutions]

EXHIBIT A-2-6

EXHIBIT B TO EFFECTIVE DATE CERTIFICATE
[By-Laws, Operating Agreements, Limited Liability Company Agreements, Limited Partnership Agreements and Limited Liability Partnership Agreements]

EXHIBIT A-2-7

EXHIBIT C TO EFFECTIVE DATE CERTIFICATE
[Certificate of Incorporation, Certificate of Formation, Certificate of Limited Liability Partnership and/or Certificate of Limited Partnership]

EXHIBIT A-2-8

EXHIBIT D TO EFFECTIVE DATE CERTIFICATE
[Good Standing Certificate]

EXHIBIT A-2-9

EXHIBIT B
FORM OF NOTICE OF BORROWING
Dated: ____________, 20__
Credit Suisse AG, Cayman Islands Branch, as
Administrative Agent
Eleven Madison Avenue, 23rd Floor
New York, NY 10010

Attention: Loan Operations - Agency Manager
Fascimile: (212) 322-2291
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of December 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among the undersigned, as Borrower, the Lenders named therein, Credit Suisse AG, Cayman Islands Branch (“CS”), as Administrative Agent. Pursuant to Section 2.2 of the Credit Agreement, the Borrower hereby requests a Borrowing of the Term Loans under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

1.    The Business Day of the proposed Borrowing is _________.1
2.    The aggregate principal amount of the proposed Borrowing is $_______.2
3.    The Term Loans to be made pursuant to the proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].
4.    [The initial Interest Period for the proposed Borrowing is [one month] [two months] [three months] [six months] [nine months] [twelve months].3
5.    Account to which the funds will be deposited: _________.
The Borrower hereby certifies to the Administrative Agent and the Lenders by execution hereof that:
_________________________

[1]	Shall be at least three Business Days after the date hereof for Eurodollar Loans, or the same Business Day for Base Rate Loans.

[2]	Not less than $5,000,000 for a Eurodollar Loan (or $1,000,000 in the case of a Base Rate Loan) and an integral multiple of $1,000,000 in excess thereof.

[3]	To be included for a proposed Borrowing of Eurodollar Loans.
EXHIBIT B-1

1.    All representations and warranties contained in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).
2.    No Default or Event of Default has occurred and is continuing as of the Effective Date or after giving effect to the making of the Term Loans made on the Effective Date.
The Borrower agrees that, if prior to the Effective Date any of the foregoing certifications shall cease to be true and correct, the Borrower shall forthwith notify the Administrative Agent thereof in writing (any such notice, a “Non-Compliance Notice”). Except to the extent, if any, that prior to the Effective Date the Borrower shall deliver a Non-Compliance Notice to the Administrative Agent, each of the foregoing certifications shall be deemed to be made additionally on the date of issuance as if made on such date.
[remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the date first written above.

CALPINE CONSTRUCTION FINANCE COMPANY, L.P.

By:
Name:
Title:

Borrowing Certificate
EXHIBIT B-3

EXHIBIT C
[FORM OF]
ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable Requirements of Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections , 2.18 and 2.19 and 2.20 of the Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations hereunder and under Section 9.15 of the Credit Agreement. Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.6(b)(v) of the Credit Agreement, (ii) without recourse to the Assignor and (iii) except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
Assignor:    [•]
Assignee:    [•]
[and is an Affiliate/Approved Fund of [identify Lender]1
Borrower:    Calpine Construction Finance Company, L.P.
_________________________
1     Select as applicable.
EXHIBIT C-1

Administrative Agent: Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Credit Agreement
Credit Agreement: That certain Credit Agreement, dated as of December 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, Calpine Construction Finance Company, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).
Assigned Interest:

Aggregate Amount of Commitment/ Loans	Class of Loans Assigned	Amount of Commitment/ Loans Assigned[2]	Percentage Assigned of Commitment/ Loans under Relevant Class[3]	CUSIP Number
$		$	%
$		$	%
$		$	%

Effective Date: [•] [•], 20[•] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].
THE PARTIES HERETO ACKNOWLEDGE THAT, IN THE EVENT THAT ANY ASSIGNMENT IS MADE TO ANY DISQUALIFIED LENDER OR ANY AFFILIATE OF ANY DISQUALIFIED LENDER OR, TO THE EXTENT THE BORROWER’S CONSENT IS REQUIRED UNDER SECTION 9.6 OF THE CREDIT AGREEMENT, TO ANY OTHER PERSON, IN EACH CASE WITHOUT THE CONSENT OF THE BORROWER, THE BORROWER SHALL BE ENTITLED TO PURSUE THE REMEDIES DESCRIBED IN SECTION 9.6 OF THE CREDIT AGREEMENT.
[Signature Page Follows]

____________________

[2]	Not to be less than $1,000,000 of Term Loans and Term Commitments unless the Borrower and the Administrative Agent otherwise consent.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT C-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name: Title:

EXHIBIT C-3

ASSIGNEE HAS EXAMINED THE LIST OF DISQUALIFIED LENDERS AND (I) REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY LENDER IDENTIFIED ON SUCH LIST [(OTHER THAN, IN THE CASE OF THIS CLAUSE (B), A BONA FIDE DEBT FUND)]4 AND (II) ACKNOWLEDGES THAT ANY ASSIGNMENT MADE TO ANY DISQUALIFIED LENDER OR AN AFFILIATE OF A DISQUALIFIED LENDER (OTHER THAN A BONA FIDE DEBT FUND) SHALL BE SUBJECT TO SECTION 9.6 OF THE CREDIT AGREEMENT.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name: Title:

Consented to and Accepted:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent5

By:
Name: Title:

By:
Name: Title:
____________________

[4]	Insert bracketed language if Assignee is a bona fide debt fund.

[5]	To be added only if the consent of the Administrative Agent is required.

EXHIBIT C-4

[Consented to:]6
CALPINE CONSTRUCTION FINANCE COMPANY, L.P.,
as the Borrower

By:
Name: Title:
____________________

[6]	To be added only if the consent of the Borrower is required by Section 9.6(b)(i)(A) of the Credit Agreement.

EXHIBIT C-5

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
Representations and Warranties.
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (v) it is not a Defaulting Lender; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statement, warranty or representation made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Assignment and Acceptance) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
Assignee. The Assignee (a) represents and warrants that (i) it is an eligible assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has examined the list of Disqualified Lenders and it is not (A) a Disqualified Lender or (B) an Affiliate of a Disqualified Lender [(other than, in the case of this clause (B), a bona fide debt fund)]7 and (vii) if it is a foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.19 of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the
_________________

[6]	Insert bracketed language if Assignee is a bona fide debt fund and not otherwise identified on the list of Disqualified Lenders.

EXHIBIT C-6

Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

EXHIBIT C-7

EXHIBIT D
RESERVED

EXHIBIT D-1

EXHIBIT E-1
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 15, 2017 (the “Agreement”), among CALPINE CONSTRUCTION FINANCE COMPANY, L.P., a Delaware corporation (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent” or the “Agent”), and each of the financial institutions from time to time party hereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.
Pursuant to the provisions of Section 2.19(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

EXHIBIT E-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated: _____________________, 20[ ]

EXHIBIT E-1-2

EXHIBIT E-2
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 15, 2017 (the “Agreement”), among CALPINE CONSTRUCTION FINANCE COMPANY, L.P., a Delaware corporation (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), as Administrative Agent (in such capacity and including any successors in such capacity, the “Administrative Agent” or the “Agent”), and each of the financial institutions from time to time party hereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.
Pursuant to the provisions of Section 2.19(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its Applicable Partners/Members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the a United States trade or business conducted by the undersigned or its Applicable Partners/Members.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

E-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated: _____________________, 20[ ]

EXHIBIT E-2-2

EXHIBIT E-3
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 15, 2017 (the “Agreement”), among CALPINE CONSTRUCTION FINANCE COMPANY, L.P., a Delaware corporation (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), as Administrative Agent (in such capacity and including any successors in such capacity, the “Administrative Agent” or the “Agent”), and each of the financial institutions from time to time party hereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.
Pursuant to the provisions of Section 2.19(e) and Section 9.6(c) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.
The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

EXHIBIT E-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated: _____________________, 20[ ]

EXHIBIT E-3-2

EXHIBIT E-4
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the CREDIT AGREEMENT, dated as of December 15, 2017 (the “Agreement”), among CALPINE CONSTRUCTION FINANCE COMPANY, L.P., a Delaware corporation (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), as Administrative Agent (in such capacity and including any successors in such capacity, the “Administrative Agent” or the “Agent”), and each of the financial institutions from time to time party hereto (collectively, the “Lenders”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Agreement.
Pursuant to the provisions of Section 2.19(e) and Section 9.6(c) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its Applicable Partners/Members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned’s or its Applicable Partners/Members.
The undersigned has furnished its participating non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

E-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated: _____________________, 20[ ]

E-4-2

EXHIBIT F
FORM OF NOTICE OF CONTINUATION/CONVERSION
Dated: ____________, 20__
Credit Suisse AG, Cayman Islands Branch, as
Administrative Agent
Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Attention: Loan Operations - Agency Manager
Email: agency.loanops@credit-suisse.com
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of December 15, 2017 (the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among Calpine Construction Finance Company, L.P. (the “Borrower”), the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch (“CS”), as Administrative Agent and as Collateral Agent. Pursuant to Section 2.15 of the Credit Agreement, the undersigned duly authorized officer hereby requests to [continue][convert] a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

The Borrower hereby gives you notice pursuant to Section 2.15 of the Credit Agreement and requests that on ____________,

(1)
$____________ of the currently outstanding principal amount of the Term Loans [currently being maintained as Base Rate Loans] [originally made as Eurodollar loans on ____________, with Interest Period ending on ____][1],

(2)	be [converted into][continued as],

(3)	[Eurodollar Loans having an Interest Period of [one] [two] [three] [six] [nine] [twelve] month(s)][Base Rate Loans].
The Borrower hereby:
(a)    certifies and warrants that [no Event of Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing] [an Event of Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing]; and
___________________________

[1]	Conversion of Eurodollar Loans into Base Loans may only be made on the last day of an Interest Period with respect thereto.

EXHIBIT F-1

(b)    agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true correct at such time as if then made, it will immediately so notify the Administrative Agent.
Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.
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EXHIBIT F-2

The Borrower has caused this Notice of Continuation/Conversion to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer as of the date first written above.

Very truly yours,

CALPINE CONSTRUCTION FINANCE COMPANY, L.P.

By:
Name:
Title:

EXHIBIT F-3

EXHIBIT G

RESERVED

EXHIBIT G-1

EXHIBIT H
FORM OF
PREPAYMENT NOTICE
Dated: ____________, 20__
Credit Suisse AG, Cayman Islands Branch, as
Administrative Agent
Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Attention: Loan Operations - Agency Manager
Email: agency.loanops@credit-suisse.com
Ladies and Gentlemen:
The undersigned, Credit Suisse AG, Cayman Islands Branch (“CS”), refers to the Credit Agreement, dated as of December 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Calpine Construction Finance Company, L.P. (the “Borrower”), the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch (“CS”), as Administrative Agent and as Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Administrative Agent hereby gives notice of a prepayment of Term Loans to be made by the Borrower pursuant to Section 2.13(a) of the Credit Agreement of the prepayment amount set forth below. Amounts applied to prepay the Term Loans shall be applied first to the Base Rate Loans then to the Eurodollar Loans held by you. The portion of the prepayment amount to be allocated to the Term Loan held by you and the date on which such prepayment will be made to you are set forth below:
(A) Total Term Loan Prepayment Amount __________
(B) Portion of Term Loan Prepayment Amount to be received by you __________

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EXHIBIT H-1

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

(Name of Lender)

By:
Name:
Title:

EXHIBIT H-2

EXHIBIT I
REVERSE DUTCH AUCTION PROCEDURES
This Exhibit I is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.28 of the Credit Agreement, of which this Exhibit I is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offer document (each, an “Offer Document”). None of the Administrative Agent, any Arranger, the Auction Manager, the Borrower or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (the “Agent-Related Person”) makes any recommendation pursuant to any Offer Document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant Offer Documents. Capitalized terms not otherwise defined in this Exhibit I have the meanings assigned to them in the Credit Agreement.
Summary. The Borrower may from time to time conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) from time to time after the Effective Date pursuant to the procedures described herein.
Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the applicable tranche(s)) of the tranche or tranches of Term Loans (as determined by the Borrower in its sole discretion) that will be the subject of such Auction (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each tranche of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $25,000,000 (across all such tranches) or an integral of $1,000,000 in excess thereof (unless a lesser amount is agreed to by the Administrative Agent and the Borrower); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which any Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time (as such date and time may be extended by the Auction Manager and the Borrower, such time the “Expiration Time”). Such Expiration Time may be extended upon reasonable notice by the Borrower to the Auction Manager and such notice shall include the duration of such extension, which extension period shall be mutually agreed between the Borrower and the Auction Manager; provided, however, that only one extension per offer shall be permitted. An Auction shall be regarded as a “Failed Auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a Failed Auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring two (2) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

EXHIBIT I-1

Reply Procedures. In connection with any Auction, each Lender of the applicable tranche(s) wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective Offer Document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 in principal amount of Term Loans (the “Reply Price”) of the applicable tranche within the Discount Range and (ii) the principal amount of Term Loans of the applicable tranche, in an amount not less than $1,000,000 or an integral multiple of US$1,000 (in increments of $5) in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable tranche held by such Lender. Lenders may only submit one Return Bid per tranche per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Document (each, an “Auction Assignment and Acceptance”).
Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, with the consent of the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). Unless the Auction Notice is withdrawn in accordance with the terms hereof, the Borrower shall purchase Term Loans of the applicable tranche from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). Unless the Auction Notice is withdrawn in accordance with the terms hereof, all Term Loans of the applicable tranche included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices (commencing with the Qualifying Bids at the lowest applicable Reply Price) and shall not be subject to proration.
Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable tranche for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of the applicable tranche to be purchased at prices below the Applicable Threshold Price), unless the Auction Notice is withdrawn in accordance with the terms hereof, the Borrower shall purchase the Term Loans of the applicable tranche for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.
Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Exhibit I). The Auction Manager will insert the principal amount of Term Loans of the applicable tranche to be assigned and the applicable settlement date into each applicable Auction Assignment and Acceptance received in connection
EXHIBIT I-2

with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.
Auction Assignment and Acceptance. Each Auction Assignment and Acceptance shall contain the following acknowledgments:
“The Assignor hereby acknowledges that (i) this Assignment and Acceptance is being made in compliance with and pursuant to the terms of Section 2.28 of the Credit Agreement, (ii) the Assignee currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to the Assignor and that may be material to a decision to enter into this Assignment and Acceptance (the “Assignor Excluded Information”), (iii) the Assignor has independently and without reliance on the Assignee made its own analysis and determined to enter into this Assignment and Acceptance and to consummate the transactions contemplated hereby notwithstanding Assignor’s lack of knowledge of the Assignor Excluded Information and (iv) the Assignee shall have no liability to the Assignor, and the Assignor hereby (to the extent permitted by law) waives and releases any claims it may have against the Assignee (under applicable laws or otherwise) with respect to the nondisclosure of the Assignor Excluded Information; provided that the Assignor Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of the Assignor contained in this Assignment and Acceptance.  The Assignor further acknowledges that the Assignor Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders.
The Assignee hereby acknowledges that (i) this Assignment and Acceptance is being made in compliance with and pursuant to the terms of Section 2.28 of the Credit Agreement, (ii) the Assignor currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to the Assignee and that may be material to a decision to enter into this Assignment and Acceptance (the “Assignee Excluded Information”), (iii) the Assignee has independently and without reliance on the Assignor made its own analysis and determined to enter into this Assignment and Acceptance and to consummate the transactions contemplated hereby notwithstanding Assignee’s lack of knowledge of the Assignee Excluded Information and (iv) the Assignor shall have no liability to the Assignee, and the Assignee hereby (to the extent permitted by law) waives and releases any claims it may have against the Assignor (under applicable laws or otherwise) with respect to the nondisclosure of the Assignee Excluded Information; provided that the Assignee Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of the Assignee contained in this Assignment and Acceptance.  The Assignee further acknowledges that the Assignee Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders.”
Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction by prior written notice to the Administrative Agent. Furthermore, in connection with any Auction with respect to a particular tranche of Term Loans, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender unless otherwise agreed by the Borrower. However, an Auction may become void if the conditions to the purchase of Term Loans of the applicable tranche by the Borrower required by the terms and conditions of Section 2.28 of the Credit Agreement are not met. The purchase price in respect of each

EXHIBIT I-3

Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager. The Borrower shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid upon consummation of such purchase.
All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager and the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.28 of the Credit Agreement or this Exhibit I. The joint interpretation by the Auction Manager and the Borrower of the terms and conditions of the Offer Document, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.28 of the Credit Agreement or this Exhibit I.
None of the Administrative Agent, Auction Manager, any other Agent-Related Person or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their Affiliates (whether contained in an Offer Document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.
This Exhibit I shall not require the Borrower to initiate any Auction.

EXHIBIT I-4

EXHIBIT J
FORM OF INCREMENTAL BORROWING REQUEST
Dated: ____________, 20__
Credit Suisse AG, Cayman Islands Branch, as
Administrative Agent
Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Attention: Loan Operations - Agency Manager
Email: agency.loanops@credit-suisse.com
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of December 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein shall have the meanings as defined in the Credit Agreement), among the undersigned, as Borrower, the Lenders named therein, Credit Suisse AG, Cayman Islands Branch (“CS”), as Administrative Agent. Pursuant to Section 2.25 of the Credit Agreement, the Borrower hereby requests a Borrowing of Incremental Term Loans under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

1.	The Business Day of the proposed Borrowing is ____________.[1]

2.	The aggregate principal amount of the proposed Borrowing is ____________.[2]

3.	The Incremental Term Loans to be made pursuant to the proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].

4.	[The initial Interest Period for the proposed Borrowing is [one month] [two months] [three months] [six months] [nine months] [twelve months][3]

5.	Account to which the funds will be deposited: ____________.

The Borrower hereby certifies to the Administrative Agent and the Lenders by execution hereof that:

___________________________

[1]	Shall be at least five Business Days after the date of this notice.

[2]	Not less than $25,000,000 or such lesser amount as may be approved by the Administrative Agent or the amount remaining pursuant to Section 2.25(a)(1).

[3]	To be included for a proposed Borrowing of Eurodollar Loans.

EXHIBIT J-1

[1.    All representations and warranties contained in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Borrowing Date with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).]4
[2.    No Default or Event of Default has occurred and is continuing as of the Borrowing Date or after giving effect to the making of the Term Loans made on the Borrowing Date.]5
The Borrower agrees that, if prior to the Borrowing Date any of the foregoing certifications shall cease to be true and correct, the Borrower shall forthwith notify the Administrative Agent thereof in writing (any such notice, a “Non-Compliance Notice”). Except to the extent, if any, that prior to the Borrowing Date the Borrower shall deliver a Non-Compliance Notice to the Administrative Agent, each of the foregoing certifications shall be deemed to be made dditionally on the date of issuance as if made on such date.
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___________________________

[4]
To be modified for incremental loans incurred in connection with an acquisition or investment permitted under the Credit Agreement or an irrevocable redemption of Indebtedness permitted under the Credit Agreement pursuant to Section 2.25(a)(i) of the Credit Agreement.

[5]
To be modified for incremental loans incurred in connection with an acquisition or investment permitted under the Credit Agreement or an irrevocable redemption of Indebtedness permitted under the Credit Agreement pursuant to Section 2.25(a)(i) of the Credit Agreement.

EXHIBIT J-2

IN WITNESS WHEREOF, the undersigned has executed this Incremental Borrowing Request as of the date first written above.

CALPINE CONSTRUCTION FINANCE COMPANY, L.P.

By:
Name: Title:

[SIGNATURE PAGE TO FORM OF INCREMENTAL BORROWING REQUEST]
EXHIBIT J-2